UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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Commission File No. 0-20572

PATTERSON COMPANIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PATTERSON COMPANIES, INC.
1031 MENDOTA HEIGHTS ROAD
ST. PAUL, MINNESOTA 55120

August 2, 2019

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Patterson Companies, Inc. to be held at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, on Monday, September 16, 2019, at 4:30 p.m. local time.

At the meeting you will be asked (1) to vote for the election of eight directors, (2) to vote upon an amendment to our Amended and Restated Employee Stock Purchase Plan, (3) to vote upon an advisory proposal concerning our executive compensation program, and (4) to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2020. I encourage you to vote for the nominees for director, for approval of the plan amendment, for advisory approval of our executive compensation program, and for ratification of the appointment of Ernst & Young LLP.

Whether or not you are able to attend the meeting in person, it is important that your shares be represented and voted at the meeting. After reading this proxy statement, please promptly vote and submit your proxy. You may vote through the Internet, by telephone or by requesting, signing and returning a proxy card. Your vote is important.

Very truly yours,

PATTERSON COMPANIES, INC.

Mark S. Walchirk
President and Chief Executive Officer

PATTERSON COMPANIES, INC.
1031 MENDOTA HEIGHTS ROAD
ST. PAUL, MINNESOTA 55120

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 16, 2019

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Patterson Companies, Inc., a Minnesota corporation, will be held at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, on Monday, September 16, 2019, at 4:30 p.m. central time, or any adjournment or postponement thereof, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect eight directors to have terms expiring in 2020, and until their successors shall be elected and duly qualified;
2.	To consider and vote upon a proposal to amend our Amended and Restated Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 6,750,000 to 9,000,000;
3.	To consider and vote upon an advisory proposal concerning our executive compensation program;
4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2020; and
5.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on July 19, 2019 are entitled to notice of, and to vote at, the meeting. In an effort to facilitate the voting process for substantially all of our shareholders, we are using the Securities and Exchange Commission rules that allow proxy materials to be furnished to shareholders over the Internet. You can vote by proxy over the Internet by following the instructions provided in the Notice Regarding the Availability of Proxy Materials that was mailed to you on or about August 2, 2019, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone. Whether or not you plan to attend the meeting, your vote is important and your promptness in voting by proxy will assist in its expeditious and orderly processing and will assure that you are represented at the meeting. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Les B. Korsh
Vice President, General Counsel and Secretary

St. Paul, Minnesota
August 2, 2019

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on September 16, 2019

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are furnishing our proxy materials on the Internet. “Proxy materials” means this proxy statement, our 2019 Annual Report and any amendments or updates to these documents. Our proxy materials are available on the Internet to the general public at http://materials.proxyvote.com/703395.

PATTERSON COMPANIES, INC.
1031 MENDOTA HEIGHTS ROAD
ST. PAUL, MINNESOTA 55120

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD SEPTEMBER 16, 2019

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished by the Board of Directors of Patterson Companies, Inc. and contains information relating to the annual meeting of shareholders to be held on Monday, September 16, 2019, beginning at 4:30 p.m. central time, at 1031 Mendota Heights Road, St. Paul, Minnesota 55120.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide substantially all of our shareholders access to our proxy materials over the Internet, instead of mailing printed copies of those materials to each shareholder. Accordingly, a Notice Regarding the Availability of Proxy Materials will be mailed on or about August 2, 2019 to shareholders who owned our common stock at the close of business on July 19, 2019. Shareholders will have the ability to access the proxy materials on a website referred to in the Notice Regarding the Availability of Proxy Materials or request that a printed set of the proxy materials be sent to them by following the instructions therein.

The Notice Regarding the Availability of Proxy Materials will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials this year instead of a paper copy of the proxy materials?

The Securities and Exchange Commission rules allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

How can I access the proxy materials over the Internet?

The Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction card provided by your broker, trustee or nominee, will contain instructions on how to view our proxy materials for the annual meeting of shareholders on the Internet and how to instruct us to send our future proxy materials to you electronically by e-mail.

How may I obtain a paper copy of the proxy materials?

Shareholders receiving a Notice Regarding the Availability of Proxy Materials will find instructions about how to obtain a paper copy of the proxy materials on their notice.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will vote on the following items of business:

■	The election of eight directors to have terms expiring in 2020, and until their successors shall be elected and duly qualified;
■	Approval of an amendment to our Amended and Restated Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 6,750,000 to 9,000,000;
■	Advisory approval of our executive compensation program; and
■	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2020.

Shareholders will also vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

What are the Board’s recommendations?

Our Board of Directors recommends that you vote:

■	FOR election of each of the nominees for director (see Proposal No. 1);
■	FOR approval of the amendment to our Amended and Restated Employee Stock Purchase Plan (See Proposal No. 2);
■	FOR advisory approval of our executive compensation program (see Proposal No. 3); and
■	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2020 (see Proposal No. 4).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

As of July 19, 2019, the record date for the meeting, we had 95,467,692 shares of common stock outstanding and approximately 2,066 shareholders of record. Each share of our common stock outstanding on the record date is entitled to one vote on each item being voted on at the meeting. You can vote all the shares that you owned on the record date. These shares include (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee. Shareholders do not have the right to cumulate votes in the election of directors. Shares are counted as present at the annual meeting if either the shareholder is present and votes in person at the annual meeting, or has properly submitted a proxy by Internet, by telephone, or by mail.

How do I vote?

Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

By Internet - Shareholders who receive a Notice Regarding the Availability of Proxy Materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who receive a paper copy of a proxy card or voting instruction card provided by their broker, trustee or nominee by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

By Telephone - Shareholders of record may submit proxies by telephone by following the instructions set forth on the website listed on the Notice Regarding the Availability of Proxy Materials or the proxy card. You will need to have the control number that appears on your Notice Regarding the Availability of Proxy Materials or proxy card available when voting by telephone.

By Mail - Shareholders who request and receive a paper copy of the proxy card or the voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

How do I vote my Patterson Companies, Inc. Employee Stock Ownership Plan and Trust (“ESOP”) or Patterson Dental Canada, Inc. Deferred Profit Sharing Plan (“DPSP”) shares?

If you participate in the ESOP or the DPSP, follow the directions on your proxy card to vote shares held for you in your ESOP or DPSP account, and such shares will be voted in accordance with your instructions. If you do not provide instructions on or before Wednesday, September 11, 2019, our Board of Directors will direct Delaware Charter Guarantee & Trust Company dba Principal Trust Company, the trustee of the ESOP, to vote your ESOP shares in accordance with the Board’s recommendations. If you do not provide instructions on or before Wednesday, September 11, 2019, our Board will direct Standard Life Trust Company, the trustee of the DPSP, to vote your DPSP shares in accordance with the Board’s recommendations.

Who can attend the annual meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Shareholders of record should bring a form of photo identification so their share ownership can be verified. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to July 19, 2019, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. Registration and seating will begin at 4:15 p.m. central time. Cameras, recording devices and other similar electronic devices will not be permitted at the meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the shareholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy after I submit my vote?

Yes. Even after you have voted, you may change your vote or revoke your proxy at any time before the votes are cast at the meeting by (1) delivering a written notice of your revocation to our Corporate Secretary at our principal executive office, (2) executing and delivering a later dated proxy, or (3) appearing in person at the meeting, filing a written notice of revocation with our Corporate Secretary and voting in person the shares to which the proxy relates. Any written notice or later dated proxy should be delivered to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Les B. Korsh, Vice President, General Counsel and Secretary, or hand-delivered to Mr. Korsh before the vote at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares of our common stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. Because brokers cannot vote shares on their customers’ behalf on “non-routine” proposals, such as Proposal Nos. 1, 2 and 3 in this proxy statement, without receiving voting instructions from a customer, if a broker does not receive voting instructions from its customer with respect to a non-routine proposal and is precluded from voting on that proposal, then a “broker non-vote” occurs. If a broker returns a proxy indicating a lack of authority to vote on non-routine proposals, the shares represented by the proxy will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote on such proposals.

What vote is required to approve each item?

Proposal No. 1. Assuming the presence of a quorum, election as a director requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. For additional information, please see “How does the director resignation policy work?” below.

Proposal Nos. 2, 3 and 4. Assuming the presence of a quorum, the affirmative vote of the greater of (1) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on the item at the meeting and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, will be required for approval of each of these proposals.

What is the effect of an abstention or broker non-vote on each proposal?

With respect to the election of directors, the proposal to amend the Amended and Restated Employee Stock Purchase Plan, the advisory proposal on executive compensation, and the proposal to ratify the selection of Ernst & Young LLP:

■	If you abstain from voting on a nominee or a proposal, your shares will be considered present at the annual meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote on the nominee or the proposal and, accordingly, will have the same effect as a vote against the nominee or proposal.
■	If you do not vote (or a broker non-vote occurs) on a nominee or a proposal, your shares will not be deemed present for the purposes of calculating the vote on that nominee or proposal and will generally have no impact on determining whether the nominee is elected or the proposal is approved.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return each proxy card that you receive in order to ensure that all of your shares are voted.

How can I vote on each of the proposals?

With respect to the first proposal, you may vote FOR or AGAINST the nominees, or you may indicate that you wish to ABSTAIN from voting on the nominees. With respect to each of the second, third and fourth proposals, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate on your proxy. If you sign a paper proxy card but do not specify how you want your shares to be voted (and you do not hold your shares through a broker, bank or other financial institution), they will be voted (1) FOR election of the nominees named below under the caption “Proposal No. 1 – Election of Directors;” (2) FOR approval of the amendment to our Amended and Restated Employee Stock Purchase Plan; (3) FOR advisory approval of our executive compensation program; (4) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2020; and (5) in the discretion of the proxies named on the proxy card with respect to all other appropriate matters properly brought before the annual meeting.

How does the director resignation policy work?

Pursuant to our Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who fails to receive the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote at the meeting shall, promptly following certification of the shareholder vote, offer his or her resignation to our Governance and Nominating Committee. The resignation offer shall be in writing and shall be an irrevocable resignation offer pending acceptance or rejection by our Board of Directors following its receipt of the recommendation of our Governance and Nominating Committee. We will promptly disclose to the public each such resignation and decision by our Board.

Who will count the proxy votes?

All votes will be tabulated by Broadridge Financial Services as the inspector of election for the meeting. Such firm will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the matters described in this proxy statement. If you grant a proxy, either of the proxy holders, Mark S. Walchirk or Les B. Korsh, or his nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for director, the persons named as proxy holders may vote your proxy for another candidate nominated by our Board of Directors.

Who is paying for this proxy solicitation?

We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. In addition, our directors, officers and other employees may solicit proxies personally, by telephone, by facsimile or by e-mail, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Eight persons have been nominated for election as directors at the annual meeting, all of whom currently serve as directors. Our directors are elected annually, by a majority of the shares represented in person or by proxy and entitled to vote at the meeting, to serve until the next annual meeting of shareholders and until their respective successors are elected and duly qualified. There are no family relationships between or among any of our directors or executive officers.

Our Bylaws provide for a Board of Directors consisting of one or more members, and further provide that the shareholders at each annual meeting shall determine the number of directors. The Board recommends that the number of directors be set at eight and it is intended that the proxies accompanying this proxy statement will be voted at the annual meeting to establish a Board consisting of eight members.

It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees, except for those proxies that vote against the nominees or abstain from voting on the nominees. As noted above, shareholders do not have cumulative voting rights with respect to the election of directors, and proxies cannot be voted for a greater number of directors than the number of nominees. If any nominee shall be unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such other person as the proxies shall, in their discretion, determine. We have no reason to believe that any nominee will not be a candidate or will be unable to serve.

Set forth below is certain information concerning the nominees for election:

Name	Age	Principal Occupation	Position(s) with Patterson	Director Since
John D. Buck	69	Chief Executive Officer of Whitefish Ventures, LLC	Chairman of the Board	2006
Alex N. Blanco	58	Executive Vice President and Chief Supply Chain Officer of Ecolab Inc.	Director	2017
Jody H. Feragen	63	Former Executive Vice President and Chief Financial Officer of Hormel Foods Corp.	Director	2011
Robert C. Frenzel	48	Executive Vice President and Chief Financial Officer of Xcel Energy Inc.	Director	2018
Francis J. Malecha	55	Former President and Chief Executive Officer of Compass Minerals International, Inc.	Director	2018
Ellen A. Rudnick	68	Senior Advisor on Entrepreneurship, University of Chicago Booth School of Business	Director	2003
Neil A. Schrimsher	55	President and Chief Executive Officer of Applied Industrial Technologies, Inc.	Director	2014
Mark S. Walchirk	53	President and Chief Executive Officer of Patterson Companies, Inc.	President, Chief Executive Officer, Director	2017

Nominees for Election as Director

John D. Buck serves as our non-executive Chairman of the Board. Mr. Buck is the principal owner of Whitefish Ventures, LLC, a family investment fund. He has been its Chief Executive Officer since 2000. Mr. Buck was Chief Executive Officer of Medica, the second largest health benefits plan in Minnesota, from February 2002 to May 2003. From 1996 to 2000, he worked for Fingerhut Companies, Inc. with his last assignment as President and Chief Operating Officer, and played an integral role in developing the business services area of the company. Prior to Fingerhut, Mr. Buck was Vice President of Administration at Alliant Techsystems, a leading supplier of aerospace and defense technologies. Prior to that, Mr. Buck spent 21 years at Honeywell, Inc., including a four-year international posting, and most recently serving as Vice President of Administration. Mr. Buck is Chairman of the Board of Directors of Medica, served as a director of Evine Live, Inc. from 2004 to 2015, and became a director of Round River Research in 2017. He has been one of our directors since December 2006. Mr. Buck brings financial, strategic and leadership experience, including health benefit plan experience, to our Board.

Alex N. Blanco has served as Executive Vice President and Chief Supply Chain Officer for Ecolab Inc., a global leader in water, hygiene and energy technologies and services that protect people and vital resources, since January 2013. From 1982 to 2012, Mr. Blanco held senior management positions at Procter & Gamble Co. (“P&G”), with his last position as Vice President Product Supply Global Beauty Sector. In his previous roles, he led the supply chain in other key P&G divisions and also had international assignments, in which Mr. Blanco was based outside of the United States from 1990 to 2004, having spent ten years in South America and four years in Europe, and during which time he had responsibility for Central and Eastern Europe, the Middle East and Africa. He has been a director of YMCA of the Greater Twin Cities since June 2015. He has been one of our directors since April 2017. Mr. Blanco brings extensive supply chain and international experience to our Board.

Jody H. Feragen served as Executive Vice President and Chief Financial Officer of Hormel Foods Corp., a multinational marketer and manufacturer of brand name food and meat products, from November 2010 to October 2016. Ms. Feragen served as Hormel’s Senior Vice President and Chief Financial Officer from January 2007 to October 2010 and Hormel’s Vice President (Finance) and Treasurer from October 2005 to December 2006. She also served on Hormel’s board of directors from 2007 to 2016. Ms. Feragen has served as a director, including a member of the audit and management organization and compensation committees, of Graco Inc., a supplier of technology and expertise for the management of fluids in both industrial and commercial applications, since September 2015. She has been one of our directors since September 2011. Ms. Feragen brings extensive experience in public company financial management to our Board.

Robert C. Frenzel has served as Executive Vice President and Chief Financial Officer of Xcel Energy Inc. (“Xcel”) since May 2016, and leads the finance functions of Xcel and its subsidiary companies. From February 2012 to April 2016, Mr. Frenzel served as Senior Vice President and Chief Financial Officer of Luminant, a subsidiary of Energy Future Holdings Corp. (“EFHC”). From February 2009 to February 2012, he served as Senior Vice President for Corporate Development, Strategy and Mergers and Acquisitions for EFHC. In April 2014, EFHC, the majority of its subsidiaries, including Texas Competitive Energy Holdings (“TCEH”), the parent company of Luminant, filed a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code. TCEH emerged from Chapter 11 in October 2016. Earlier in his career, Mr. Frenzel advised corporate clients on strategic and financial transactions as a Vice President in the Investment Banking Division at Goldman Sachs, and consulted in the strategy, finance, and economics practice at Arthur Andersen. Mr. Frenzel also served in the United States Navy for six years as a nuclear engineering officer and weapons officer, and was promoted to lieutenant commander in the Navy Reserve following active duty. He has been one of our directors since March 2018. Mr. Frenzel brings public company financial management, supply chain, strategic merger and acquisition, system implementation and risk management experience to our Board.

Francis J. Malecha served as President, Chief Executive Officer and a director of Compass Minerals International, Inc., a leading provider of essential minerals, from January 2013 to November 2018. Previously, Mr. Malecha was Head of Agricultural Products, North America at Glencore International plc. From 2000 to 2013, Mr. Malecha held a series of increasingly senior roles at global agribusiness company Vittera, Inc, culminating in his tenure Chief Operating Officer of the company’s grain division before Viterra was acquired by Glencore. Earlier in his career, Mr. Malecha spent 15 years in the grain division of General Mills, Inc. He has been one of our directors since June 2018. Mr. Malecha brings merchandising, transportation, operations, risk management and international merger and acquisition experience to our Board.

Ellen A. Rudnick has served as Senior Advisor on Entrepreneurship at the University of Chicago Booth School of Business since July 2016. Ms. Rudnick was previously the Executive Director and Clinical Professor of the Polsky Center for Entrepreneurship and Innovation at the University of Chicago Booth School of Business since March 1999. She served as Chairman of Pacific Biometrics, a medical diagnostics company which she co-founded, from 1993 to 1999; President of HCIA and CEO of Healthcare Knowledge Resources, both healthcare information service companies, from 1990 to 1992; and in a variety of capacities at Baxter Healthcare from 1975 to 1990, including Corporate Vice President of Baxter Healthcare and President and Founder of Baxter Management Services Division. Ms. Rudnick served as Founder and Chairman of CEO Advisors, a consulting firm established in 1992. Ms. Rudnick serves as director of First Midwest Bancorp, Inc., HMS Holdings Corporation and Liberty Mutual Insurance Company. She has been one of our directors since December 2003. Ms. Rudnick brings experience with small businesses (our customer base), the medical products industry, academia and entrepreneurship to our Board.

Neil A. Schrimsher has served as Chief Executive Officer of Applied Industrial Technologies, Inc., one of North America’s largest industrial parts distributors, since October 2011 and was also elected its President in August 2013. From January 2010 to August 2011, Mr. Schrimsher was Executive Vice President of Cooper Industries, a global electrical products manufacturer, where he led multiple businesses in Cooper’s Electrical Products Group and headed numerous domestic and international growth initiatives. Mr. Schrimsher joined Cooper Industries in May 2006 as the President of Cooper Lighting. Mr. Schrimsher’s other experience includes senior leadership positions for Siemens Energy & Automation, part of Siemens AG, the global electronics and electrical engineering company. He began his career at General Electric Company and rose through a succession of positions in GE Lighting. He has served as a director of Applied Industrial Technologies, Inc. since October 2011. He has been one of our directors since March 2014. Mr. Schrimsher brings wholesale distribution and executive leadership experience to our Board.

Mark S. Walchirk became our President and Chief Executive Officer in November 2017. Mr. Walchirk previously served as President of U.S. Pharmaceutical at McKesson Corporation from October 2012 to October 2017, where he held responsibility for McKesson’s U.S. Pharmaceutical sales, distribution and customer service operations. Mr. Walchirk joined McKesson in April 2001 and held various leadership positions including President of McKesson Specialty Care Solutions and Chief Operating Officer of McKesson U.S. Pharmaceutical. Before joining McKesson, he spent 13 years in medical-surgical distribution and manufacturing with Baxter Healthcare, Allegiance Healthcare and Encompass Group, holding various leadership positions in sales, marketing, operations and business development. Mr. Walchirk became one of our directors in November 2017. Mr. Walchirk brings strategic and leadership experience, including healthcare services and distribution experience, to our Board.

Vote Required

Election as a director requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. Our Board of Directors recommends that you vote FOR the election of the nominees listed above.

OUR BOARD OF DIRECTORS AND COMMITTEES

Overview

Our Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of our company, as provided by Minnesota law. Our Board held nine meetings and took action by written consent six times during fiscal 2019. In addition to meetings of the full Board, directors also attended committee meetings. Each director standing for reelection attended at least 75% of all of the meetings of the Board and of those committees on which he or she served.

Our Board is comprised of a majority of independent directors as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. Our Board has affirmatively determined the independence under the applicable Marketplace Rule as to each of our directors who are identified as independent directors in the chart that appears below within the subsection captioned “Committee Overview.”

As part of our Board’s evaluation of director independence, they considered our company’s ongoing transactions with Ecolab Inc., where director Alex N. Blanco is employed as Executive Vice President and Chief Supply Chain Officer, and our company’s engagement of Spencer Stuart in connection with various executive officer searches, where director Ellen A. Rudnick’s husband had served as a partner through December 31, 2009, and subsequently performed certain part-time consulting through May 1, 2018 on mentoring/training new hires for the company unrelated to any client work. Our Board reviewed such transactions and determined that they were entered into and provided in the ordinary course of business and were immaterial to either company’s revenues or operations.

The independent members of our Board meet in executive session at each regular meeting of our Board, with no members of management present.

Our company and our Board are members of the National Association of Corporate Directors (“NACD”). Our Board authorizes, recommends and encourages each Board member and our company’s senior management to attend educational courses offered by the NACD or similar accredited educational organization. We reimburse reasonable expenses incurred by our directors and senior management in attending such courses.

Our company has adopted and published Principles of Business Conduct and Code of Ethics. Our Principles of Business Conduct and Code of Ethics satisfy the requirements of Item 406(b) of Regulation S-K and applicable NASDAQ Marketplace Rules. Our Principles of Business Conduct and Code of Ethics are available on our website at www.pattersoncompanies.com or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations. We intend to disclose any amendment to or waiver from a provision of our Principles of Business Conduct and Code of Ethics that requires disclosure on our website at www.pattersoncompanies.com.

Our company also has adopted and published Corporate Governance Guidelines. Our Corporate Governance Guidelines address various governance topics, including the role of our Board of Directors, the composition of our Board and selection of directors, functioning of our Board and its committees, compensation of directors, and conduct and ethics standards for directors. Our Corporate Governance Guidelines are available on our website at www.pattersoncompanies.com or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120, Attention: Investor Relations.

Leadership Structure and Risk Oversight

Our Board of Directors, which elects its Chairman annually by a majority vote, does not have a fixed policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board, and our Board believes that flexibility on this point best serves our company by allowing us to employ a leadership structure that is most appropriate under the circumstances at any given time.

Upon the June 2017 resignation of our former Chairman of the Board, President and Chief Executive Officer, the unified leadership structure we had formerly utilized with one individual acting as Chief Executive Officer and Chairman of the Board along with a separate Lead Director ended. At that time, John D. Buck, who had served as our Lead Director since March 2014, was appointed non-executive Chairman of the Board and James W. Wiltz, one of our directors who is not standing for re-election at the 2019 annual meeting of shareholders, was named Interim President and Chief Executive Officer. Mr. Wiltz was succeeded by Mark S. Walchirk, who became our President and Chief Executive Officer in November 2017.

We currently believe that bifurcating the roles of Chief Executive Officer and Chairman of the Board, as well as the oversight exercised by the independent members of our Board through the work of the committees of our Board discussed below, enables strong and dynamic Board leadership, and effectively allocates authority, responsibility and oversight between management and the independent members of our Board. Our Board has the discretion to combine the roles of Chief Executive Officer and Chairman of the Board in the future if it deems it advisable and in the best interest of our company to do so.

The separation of the Chairman and Chief Executive Officer positions allows our Chairman to focus on governance of our Board, Board meeting agenda planning, Board committee succession planning, the recruitment of new directors, Board committee responsibilities, and other governance matters as further described below under the caption “Role of Non-Executive Chairman,” and our Chief Executive Officer to focus his attention on our business and execution of our company’s strategy. The Chairman also has an important role in the performance evaluation of the Chief Executive Officer, which helps the Governance and Nominating Committee evaluate the most effective Board leadership structure for our company. Our Board believes that these and other activities of the Chairman serve to enhance the independent leadership of the Board in order to provide robust oversight and promote overall Board effectiveness. Mr. Buck has an extensive leadership background, is actively engaged as Chairman on Board matters, and works closely with Mr. Walchirk. Mr. Buck frequently interacts with Mr. Walchirk and other members of management to provide his perspective on important issues facing our company and the informational needs of our Board. In addition to the Governance and Nominating Committee, which he chairs, and the Audit Committee, where he currently serves as a member, Mr. Buck attends the meetings of our Board’s other committees and frequently communicates with the chairs of those committees and with other independent directors both inside and outside of our Board’s normal meeting schedule to discuss Board and company issues as they arise. In addition, our Board has a significant majority of independent directors and all Board committees are comprised of independent directors.

Senior management is primarily responsible for assessing and managing risk. Risk oversight is provided by a combination of our full Board and its committees. As part of its oversight, our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company. Throughout the year, our Board provides guidance to senior management regarding strategy and critically reviews operating plans that are intended to implement that strategy. Our Board periodically holds meetings with senior management dedicated to discussing and reviewing operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is conducted during that meeting. The involvement of our Board in setting business strategy is critical to the determination of the types and appropriate levels of risk undertaken by our company. Our Board’s oversight includes its receipt and review of reports on data protection and cybersecurity matters from our information technology department. Also, more particularly, and as discussed below, our Audit Committee focuses on oversight of financial risks relating to our company; our Compensation Committee focuses primarily on risks relating to remuneration of officers and other employees; our Governance and Nominating Committee focuses on reputational and corporate governance risks relating to our company; and our Finance and Corporate Development Committee focuses on risks associated with our capital structure, capital budget, capital expenditures, issuance and repurchase of securities, acquisitions and divestitures, and corporate investment and treasury policy.

Role of Non-Executive Chairman

The role of non-executive Chairman is designed to provide leadership to our Board and to provide support and advice to our Chief Executive Officer. The role is intended to foster an environment conducive to effective communication by and among our Directors and senior management. The non-executive Chairman performs such duties and responsibilities as our Board may determine appropriate, including the following:

■	Calling meetings of the Board and meetings of our independent directors;
■	Presiding over Board meetings, including executive sessions of our independent directors;
■	Briefing the Chief Executive Officer on issues and concerns arising in the executive sessions of the Board;
■	Being available, when requested and appropriate, for consultation and direct communication with shareholders;
■	Reviewing and approving all information sent to our Board, including the quality, quantity, appropriateness and timeliness of such information;
■	Establishing meeting agendas for our Board in consultation with members of senior management;
■	Reviewing and approving the scheduling of Board meetings, assuring there is sufficient time for discussion of all agenda items;
■	Coordinating Board input and review of management’s strategic plan for the company;
■	Working with the Governance and Nominating Committee with respect to the recruitment, selection and orientation of new Board members as well as committee composition;
■	Overseeing the Compensation Committee’s development of appropriate objectives for the Chief Executive Officer and monitoring performance against those objectives;
■	Coordinating and chairing the annual Board performance review of the Chief Executive Officer and communicating results to the Chief Executive Officer;
■	Leading the Board’s review of the succession plan for the Chief Executive Officer and other executive officers;
■	Coordinating the Board’s self-assessment and evaluation processes;
■	Attending all committee meetings ex officio and serving as a member of Governance and Nominating Committee and such other committees as assigned by the Board; and
■	Reviewing, on an annual basis and in consultation with our independent directors, this list of responsibilities and recommending to our Board for approval any modifications or changes.

Committee Overview

The current standing committees of our Board of Directors are the Audit Committee, the Compensation Committee, the Governance and Nominating Committee and the Finance and Corporate Development Committee. Each committee consists solely of members who are independent as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. In addition, each member of our Audit Committee is independent as defined in Exchange Act Rule 10A-3 and each member of our Compensation Committee is a non-employee director and is an outside director under the rules of the Securities and Exchange Commission and the Internal Revenue Service, respectively.

Each standing committee has a charter, all of which are available on our website at http://investor.pattersoncompanies.com/governance.cfm or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations. Such committees review and reassess the adequacy of their respective charters and recommend any changes to them at least annually. These charters were last reviewed and revised in June 2019. Our committees also engage in an annual review of committee performance.

In April 2019, in connection with the investigation of Animal Health International, Inc. by the U.S. Attorney’s Office for the Western District of Virginia, the Board formed a Special Investigation Committee to oversee and continue the investigation, to review our licensing, dispensing, distribution and related sales practices company-wide, and to report on its findings to the Board and to the U.S. Attorney’s Office.

The following table shows the current membership of our committees and identifies our independent directors:

Name	Audit		Compensation		Governance and Nominating		Finance and Corporate Development		Special Investigation		Independent Director
John D. Buck(a)	X				X	*					X
Alex N. Blanco	X		X						X		X
Jody H. Feragen	X	*			X		X				X
Robert C. Frenzel	X						X		X		X
Francis J. Malecha			X				X		X	*	X
Ellen A. Rudnick			X	*	X		X				X
Neil A. Schrimsher			X		X		X	*			X
Les C. Vinney(b)											X
Mark S. Walchirk
James W. Wiltz(c)											X
*	Denotes committee chairperson.
(a)	As non-executive Chairman of the Board, Mr. Buck attends all committee meetings ex officio.
(b)	Mr. Vinney ceased serving on our Board of Directors in September 2018.
(c)	Mr. Wiltz is not standing for re-election at the 2019 annual meeting of shareholders.

The Board sets the annual schedule of standing committee meetings, with regularly scheduled meetings held adjacent to our Board’s regularly scheduled meetings. In addition to meetings set by the Board, each standing committee shall meet, either by phone or in person, when and as often as the chairperson of each committee deems appropriate. The chairperson of each standing committee, with the advice and consultation of management and the committees’ outside advisors, if any, sets the agenda for each meeting. Committee members receive detailed materials related to the topics on the agenda prior to each meeting.

Committee Responsibilities

Our Audit Committee and Its Report

Responsibilities and Composition. Our Audit Committee, chaired by Ms. Feragen, is empowered by our Board of Directors to review our financial books and records in consultation with our accounting and auditing staff and our independent registered public accounting firm, Ernst & Young LLP (“EY”), and to review with our accounting staff and EY the scope of the audit, the audit plan and any questions raised with respect to accounting and auditing policy and procedure. EY reports directly to the committee, which is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accountants in regards to audit and attest services for our company. The committee’s charter, which discusses the full responsibilities of the committee, is available on our website at https://investor.pattersoncompanies.com/investor-relations/governance/default.aspx or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations.

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. As noted above, each member of the committee is an independent director as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. Each member of the committee meets the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1). No member of the committee participated in the preparation of the financial statements of our company or any current subsidiary of our company at any time during the past three years. Each member of the committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Pursuant to Rule 5605(c)(2) of the Marketplace Rules of the NASDAQ Stock Market, at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication. In addition, our Board of Directors has determined that Jody H. Feragen is an “audit committee financial expert” as such term is defined by Item 407(d)(5) of Regulation S-K.

Audit Committee Report. As noted above, our Audit Committee oversees our accounting and financial reporting process on behalf of our Board of Directors. Management has primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements included in our company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2019 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in the financial statements.

After each fiscal quarter but prior to the filing of the related periodic report, our Audit Committee reviews and discusses with management and our independent registered public accounting firm the results of the most recently completed fiscal quarter. The committee held 11 meetings during fiscal 2019.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. To report such matters, please call 877-888-0040.

EY has been our company’s independent registered public accounting firm since 1985. When, in accordance with Securities and Exchange Commission rules and EY policies, the lead audit partner is required to rotate after a maximum of five consecutive years of service in that capacity or due to other circumstances, the process for selection of our company’s lead audit partner pursuant to this rotation policy involves a meeting between the chair of our Audit Committee and the candidate for the role, as well as discussion by the full committee and with management. Our company’s lead audit partner was most recently changed in 2015.

Our Audit Committee reviewed with EY, the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee by the applicable requirements of the Public

Company Accounting Oversight Board. In addition, the committee has discussed with EY the firm’s independence from management and our company, including the matters in the written disclosures and the letter the committee received from EY as required by the applicable requirements of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services performed by EY during the year on such firm’s independence prior to the commencement of the non-audit services.

Our Audit Committee is committed to ensuring the independence of our company’s independent registered public accountants and directs significant attention toward the appropriateness of the outside auditor to perform services other than the audit. The committee has adopted pre-approval policies and procedures in this regard.

As a matter of policy, the independent registered public accountants will only be engaged for non-audit related work if those services enhance and support the attest function of the audit, are an extension to the audit or audit related services, or relate to tax matters. Annually, the lead audit partner reviews with the Audit Committee the services the outside auditor expects to provide in the coming year, and the related fees. In addition, management provides the committee with a quarterly status for the committee’s approval of any non-audit services that the outside auditor has been asked to provide or may be asked to provide in the next quarter. The committee pre-approves all audit and non-audit services provided by the company’s outside auditor.

Our Chief Financial Officer is responsible for the implementation of the Audit Committee’s pre-approval policies and procedures. The committee pre-approved all of the services we received from EY during fiscal 2019.

The Audit Committee discussed with our company’s internal auditors and EY the overall scope and plans for their respective audits. The committee meets with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2019, for filing with the Securities and Exchange Commission.

The Audit Committee and our Board have recommended and seek shareholder ratification of the selection of EY as our company’s independent registered public accounting firm for the year ending April 25, 2020. In making this recommendation, the committee evaluated the independence of EY, their knowledge and experience with our company, the quality of their past work for our company, their industry knowledge, data relating to their audit quality and performance and the level of fees to be charged for the audit services. The committee and our Board believe that the appointment of EY as our company’s independent registered public accounting firm is in the best interests of our shareholders and our company.

Respectfully submitted,
/s/ Jody H. Feragen, Chair
/s/ Alex N. Blanco
/s/ John D. Buck
/s/ Robert C. Frenzel
The Audit Committee

Our Compensation Committee and Its Report

Responsibilities and Composition. Our Compensation Committee, chaired by Ellen A. Rudnick, is authorized by our Board to set the annual compensation of each of our executive officers, to grant stock options, restricted stock and other awards to employees under our Amended and Restated 2015 Omnibus Incentive Plan, and to review and approve our compensation and benefit plans. Our Compensation Committee held seven meetings during fiscal 2019.

Our Board has determined that each member of our Compensation Committee is independent of management and our company. Further, as noted above, each member of the committee is an independent director, is a non-employee director, and is an outside director under the applicable rules of NASDAQ, the Securities and Exchange Commission and the Internal Revenue Service, respectively.

The Compensation Committee has the dual responsibility of serving the interests of our shareholders and serving as an advisor to management. The committee assists our Board in fulfilling its responsibility to our shareholders so that our executive officers and certain other officers and managers are compensated in accordance with our company’s total compensation objectives and executive compensation policy. Management assists the committee by advising and recommending compensation policies, strategies and pay levels necessary to establish appropriate incentives for management and employees that are aligned with business strategies and goals that the committee believes will drive competitive advantage and deliver sustainable returns to shareholders. Other than as permitted under the Amended and Restated 2015 Omnibus Incentive Plan, the committee does not delegate any of its duties or responsibilities to any subcommittee or other person. The committee’s specific responsibilities include:

■	Evaluate annually our Chief Executive Officer’s and other executive officers’ compensation levels and payouts;
■	Determine for our executive officers, and recommend to our Board for approval with respect to the Chief Executive Officer, all components of compensation, including annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change-in-control provisions or agreements, severance agreements, benefits, supplemental benefits and any special financial compensation programs;
■	Review and recommend to our Board for approval any equity compensation program involving the use of our company’s securities, including stock options and restricted stock;
■	When appropriate, select, retain and terminate independent compensation consultants, independent legal counsel or other advisors to advise the committee;
■	Ensure that the compensation for our Chief Executive Officer and other executive officers is consistent with our company’s executive compensation policy;
■	Advise and assist our company in defining its total compensation policy;
■	Review and comment on the compensation program to ensure that it supports our company’s strategic and financial plans;
■	Review and recommend to our Board for approval new incentive plans that are consistent with the total compensation policy, and monitor the appropriateness of payouts under alternative business scenarios;
■	Review retirement plans to ensure they are meeting company objectives and are in compliance with relevant laws and regulations;
■	Review the establishment, amendment and termination of employee benefits plans, including equity plans, and oversee the operation and administration of such plans;
■	Review our company’s compensation policies for regulatory and tax compliance, including structuring compensation programs to preserve tax deductibility and, as required and to the extent applicable under relevant transition relief rules, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code (the “Code”);
■	Considering the results of the most recent shareholder advisory vote on executive compensation in making determinations and recommendations regarding our company’s executive compensation policy and decisions;
■	Include a report on executive compensation in our company’s proxy statement as required by Securities and Exchange Commission rules;
■	Review annually our company’s risk assessment to determine whether compensation policies and practices are reasonably likely to have a material adverse effect on our company;

■	Review and discuss with management the “Compensation Discussion and Analysis” required by Securities and Exchange Commission Regulation S-K, Item 402, and determine whether to recommend to our Board that the “Compensation Discussion and Analysis” be included in our company’s annual proxy statement for the annual meeting of shareholders; and
■	Fulfill such other duties and responsibilities as may be assigned to the committee by our Board or Chairman of the Board.

In fulfilling its duties and responsibilities, the Compensation Committee may hire independent consultants, confer with our internal human resource professionals and consult with our Chief Executive Officer and other members of management. In the most recently completed fiscal year, the committee engaged and worked with Pearl Meyer, an independent compensation consultant that has no other ties to our company or its management, to review compensation philosophy, competitiveness, pay for performance, and short term and long term compensation design. The committee also completed certain work with Willis Towers Watson as an independent compensation consultant. The committee believes that Pearl Meyer and Willis Towers Watson are independent of our management. Our management has not engaged Pearl Meyer or Willis Towers Watson to provide any other services to our company.

During the Compensation Committee meetings held in fiscal 2019, certain members of management were present to address specific topics within the scope of their responsibilities. In addition, our Chief Executive Officer, our Chief Financial Officer, our Chief Human Resources Officer and our Vice President, General Counsel and Secretary attended several of the meetings to provide certain recommendations to the committee regarding the compensation of other executive officers and to discuss the financial implications of various compensatory awards and benefit programs. No such executive officer was present during the committee’s discussion and determination of his or her respective compensation.

Compensation Committee Interlocks and Insider Participation. The members of our Compensation Committee are identified by name in the “Compensation” column of the chart that appears above within the subsection captioned “Committee Overview.” None of the members of the committee was an officer or employee of Patterson Companies, Inc. during fiscal 2019 or in any prior year, and none of the members of the committee had any relationship requiring disclosure under Item 404 of Regulation S-K. There were no Compensation Committee interlocks as described in Item 407(e)(4) of Regulation S-K.

Compensation Committee Report. Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” that appears herein with management. Based on such review and discussions, the committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and, thereby, in our Annual Report on Form 10-K for the fiscal year ended April 27, 2019.

Respectfully submitted,
/s/ Ellen A. Rudnick, Chair
/s/ Alex N. Blanco
/s/ Francis J. Malecha
/s/ Neil A. Schrimsher
The Compensation Committee

Our Governance and Nominating Committee and Its Procedures for Nominations

Responsibilities and Composition. Our Governance and Nominating Committee, chaired by John D. Buck, performs the core function of providing the overall protocol for Board operation to improve the effectiveness of the Board. It also serves as the nominating committee, making recommendations as to nominees to serve as members of our Board and regarding the composition of the committees of our Board. The committee’s responsibilities include establishing criteria for Board and committee membership, considering rotation of committee members, reviewing candidates’ qualifications and any potential conflicts with our interests, assessing the contributions of current directors in connection with their re-nomination, and making recommendations to the full Board on how to improve the effectiveness of our Board. The committee believes that diversity of viewpoints, backgrounds, skills, experience and expertise is a key attribute for directors. As a result, the committee seeks to have a diverse Board that is representative of our company’s customer, employee and shareholder base. The committee carefully considers diversity when considering nominees for director and periodically reviews its recruitment and selection protocols to ensure that diversity remains a component of each director search.

Our Governance and Nominating Committee has identified nominees based upon suggestions by non-management directors, executive officers, shareholders and third-party search firms. Our director selection criteria includes: integrity; high level of education; business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; network of contacts; and diversity of experiences, expertise and backgrounds among members; balanced representation of the best interests of the company’s shareholders as a whole rather than special constituencies; and any potential conflicts with the company’s interests. The committee has used these criteria to evaluate potential nominees. The committee does not evaluate proposed nominees differently depending upon who has made the recommendation.

Our Governance and Nominating Committee has from time to time engaged third-party search firms to provide assistance in the identification and evaluation of potential nominees, whose qualifications and independence are then thoroughly evaluated by the committee. The committee has paid fees to third-party search firms for such assistance, including most recently the identification and evaluation of Robert C. Frenzel and Francis J. Malecha, who joined our Board in March 2018 and June 2018, respectively.

It is our Governance and Nominating Committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on our Board. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on our Board and the committee does not perceive a need to increase the size of our Board. The committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Nomination Procedures. To submit a recommendation of a director candidate to our Governance and Nominating Committee, a shareholder must submit the following information in writing, addressed to our Chairman of the Board, care of our Corporate Secretary, at the main office of Patterson Companies, Inc.:

■	The name of the person recommended as a director candidate;
■	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;
■	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;
■	As to the shareholder making the recommendation, the name and address, as they appear on the books of Patterson Companies, Inc., of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of our common stock; and
■	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Our Bylaws provide that in order for a person nominated by a shareholder to be eligible for election as a director at any regular or special meeting of shareholders, a written request that his or her name be placed in nomination must be received from a shareholder of record by our Corporate Secretary not less than 90 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director. A copy of our Bylaws may be obtained by written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Les B. Korsh, Vice President, General Counsel and Secretary.

Minimum Qualifications. In carrying out its responsibility to find the best-qualified persons to serve as directors, our Governance and Nominating Committee will consider appropriate data with respect to each suggested candidate, consisting of business experience, educational background, current directorships, involvement in legal proceedings during the last ten years which are material to the evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director.

In addition, prior to nominating an existing director for re-election to our Board, our Governance and Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to our Board; and his or her independence. Pursuant to our Corporate Governance Guidelines, independent directors generally may not stand for election following their attaining the age of 75, or 20 years of service as a director on our Board.

Our Governance and Nominating Committee is also responsible for overseeing and reviewing our processes for providing information to our Board. The committee completes an annual review of the performance of our Chief Executive Officer. In addition, the committee recommends a succession plan to our Board for our Chief Executive Officer and reviews programs created and maintained by management for the development and succession of other executive officers and other individuals identified by management or the committee. The committee develops and oversees a company orientation program for new directors and a continuing education program for current directors. The committee also sets director compensation. The committee held five meetings during fiscal 2019.

Our Finance and Corporate Development Committee

Purpose. The purpose of our Finance and Corporate Development Committee is to oversee our company’s capital structure, capital budget and capital expenditures, issuance and repurchase of equity and debt, and acquisitions and divestitures, and corporate investment and treasury policy and their consistency with our company’s overall financial and strategic plans.

Responsibilities and Organization. The responsibilities of our Finance and Corporate Development Committee, which is chaired by Neil A. Schrimsher, include:

■	Review and make recommendations to our Board regarding our company’s capital structure;
■	Review our financing requirements, evaluate management’s proposals to support such financing requirements and recommend specific financing arrangements, such as credit arrangements and equity and long-term debt issuances, to our Board;
■	Review our company’s treasury policy as it relates to management of customer credit, commodity risks, exposures relating to insurance and risk management, and other financial risks that the Board may delegate to the committee for review;
■	Review and recommend to our Board our cash dividend policy;
■	Review and recommend to our Board authorization for the repurchase of equity or long-term debt;
■	Review our company’s use of derivative, hedging and other instruments to manage financial, currency and interest rate exposure;
■	Evaluate the financial impact of proposed merger, acquisition, divestiture, joint venture and other business combination transactions and recommend to the Board with respect to the financial aspects of such acquisitions and divestitures in the amount of $5 million or more (“principal portfolio transactions”);
■	Review the proposed annual capital budget and capital expenditures in the amount of $10 million or more;
■	Evaluate the post-acquisition financial integration and return on investment for principal portfolio transactions;

■	Review our company’s D&O and liability insurance coverage; and
■	Monitor our company’s investor relations program.

Our Finance and Corporate Development Committee reports to our Board on the principal matters reviewed or approved at each meeting and provides recommendations as to actions to be taken by our Board. The committee has the sole authority to retain and terminate any outside financial or other consultants to assist in carrying out its duties, including the authority to approve consultant fees and other retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, financial or other advisors. In addition, the committee has the authority to delegate any of its responsibilities to subcommittees, as it deems appropriate, subject to the requirements of applicable laws and regulations. The committee held five meetings during fiscal 2019.

Our Special Investigation Committee

Our Special Investigation Committee was formed in April 2019 in connection with the investigation of Animal Health International, Inc. by the U.S. Attorney’s Office for the Western District of Virginia. This committee was formed to oversee and continue the investigation, to review our licensing, dispensing, distribution and related sales practices company-wide, and to report on its findings to the Board and to the U.S. Attorney’s Office. This committee is chaired by Mr. Malecha.

Communications with Board Members

Our Board of Directors has provided the following process for interested persons to send communications to our Board or individual directors. All communications from shareholders should be addressed to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Les B. Korsh, Vice President, General Counsel and Secretary. Communications to individual directors may also be made to such director at our company’s address. All communications sent to the chair of our Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to our Board in the care of our Corporate Secretary will be reviewed by him to ensure that such communications relate to the business of our company or its subsidiaries before being reviewed by our Board.

Board Member Attendance at Annual Meetings

Under our Corporate Governance Guidelines, it is our policy that all directors should be present at the annual meeting of shareholders. We generally hold a Board of Directors meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors then in office who had been nominated for re-election attended the 2018 annual meeting of shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors receive cash compensation and equity-based compensation for their service on our Board of Directors. For fiscal 2019, non-employee director compensation included an overall retainer of $206,000, with $90,000 representing an annual cash retainer and $116,000 issued in the form of restricted stock awards vesting one year from date of grant. Committee member and committee chair annual cash retainers were as follows: $10,000 for each member of the Audit Committee other than the chair and $20,000 for the chair of the Audit Committee; $5,000 for each member of the Compensation Committee other than the chair and $15,000 for the chair of the Compensation Committee; a $10,000 cash retainer for the chair of the Governance and Nominating Committee; and $5,000 for each member of the Finance and Corporate Development Committee other than the chair and $15,000 for the chair of the Finance and Corporate Development Committee. Each member of the Special Investigation Committee receives a monthly cash retainer of $5,000. The non-executive Chairman of the Board receives an annual cash retainer of $100,000. Non-employee directors may elect to receive shares of common stock in lieu of their director fees otherwise payable in cash. Directors are also reimbursed for all reasonable out-of-pocket expenses incurred in connection with their service on our Board.

For fiscal 2020, Pearl Meyer, the Compensation Committee’s independent compensation consultant, benchmarked our direct compensation program against our peer group. Based on that review, no changes were made to non-employee director compensation.

Under our Amended and Restated 2015 Omnibus Incentive Plan, annual restricted stock awards vest in full on the first anniversary of the date of grant. Non-employee directors who have a term expiring not more than 29 days prior to the natural vesting date of their restricted stock award, are deemed to remain in service as a non-employee director until such natural vesting date, but only for purposes of satisfying the vesting restrictions. Otherwise, unvested restricted stock awards are forfeited on the effective date of termination of service as a director. Prior to fiscal 2016, restricted stock awards granted to non-employee directors under our Amended and Restated Equity Incentive Plan vested to the extent of one-third per year, commencing upon the first anniversary of the date of grant. Unvested restricted stock awards granted under such plan are forfeited on the 30th day after termination of service as a director.

Because Mr. Walchirk served as a director and an executive officer of our company for fiscal 2019, information regarding his compensation is set forth within the section captioned “Executive Compensation.”

Compensation of Directors

The following table sets forth the compensation of our non-employee directors for fiscal 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(d)	Option Awards ($)(e)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John D. Buck	210,000	116,006	-	-	-	-	326,006
Alex N. Blanco	107,500	116,006	-	-	-	-	223,506
Jody H. Feragen	125,000	116,006	-	-	-	-	241,006
Robert C. Frenzel	107,500	116,006	-	-	-	-	223,506
Francis J. Malecha(a)	90,000	116,006	-	-	-	-	206,006
Ellen A. Rudnick	115,000	116,006	-	-	-	-	231,006
Neil A. Schrimsher	115,000	116,006	-	-	-	-	231,006
Les C. Vinney(b)	35,625	-	-	-	-	-	35,625
James W. Wiltz(c)	90,000	116,006	-	-	-	-	206,006
(a)	Mr. Malecha began serving on our Board of Directors in June 2018.
(b)	Mr. Vinney ceased serving on our Board of Directors in September 2018.
(c)	Mr. Wiltz is not standing for re-election at our 2019 annual meeting of shareholders.
(d)	Represents the aggregate grant date fair value of the 4,672 shares of restricted stock awarded to each non-employee director on September 17, 2018, the date of our 2018 annual meeting of shareholders, computed in accordance with FASB ASC Topic 718. Information on the assumptions used to calculate the value of awards is set forth in Note 16 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 27, 2019. The aggregate number of unvested shares of restricted stock outstanding at fiscal year-end 2019 held by our non-employee directors was as follows:
Name	Number of Shares of Restricted Stock
John D. Buck	4,672
Alex N. Blanco	4,672
Jody H. Feragen	4,672
Robert C. Frenzel	4,672
Francis J. Malecha	4,672
Ellen A. Rudnick	4,672
Neil A. Schrimsher	4,672
Les C. Vinney	-
James W. Wiltz	4,672
Total	37,376

(e)	The aggregate number of unexercised stock options outstanding at fiscal year-end 2019 held by our non-employee directors was as follows:
Name	Number of Stock Options
John D. Buck	-
Alex N. Blanco	-
Jody H. Feragen	12,000
Robert C. Frenzel	-
Francis J. Malecha	-
Ellen A. Rudnick	-
Neil A. Schrimsher	12,000
Les C. Vinney	-
James W. Wiltz	-
Total	24,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of July 19, 2019, unless otherwise noted, by (a) each person who is known to us to own beneficially more than 5% of our common stock, (b) each director and nominee for director, (c) each executive officer named in the Summary Compensation Table below, and (d) the current directors and executive officers as a group. The table lists voting securities, including restricted stock held by our directors and executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each person identified below has sole voting and investment power over the shares reported. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock and none of the stated shares has been pledged as security.

Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership(a)		Percent of Class(b)
T. Rowe Price Associates, Inc.	13,462,368	(c)	14.1%
Delaware Charter Guarantee & Trust Company dba Principal Trust Company as Trustee for the Patterson Companies, Inc. Employee Stock Ownership Plan	11,095,872	(d)	11.6%
BlackRock, Inc.	9,795,267	(e)	10.3%
The Vanguard Group	7,887,007	(f)	8.3%
Mark S. Walchirk	133,266	(g)	*
Les B. Korsh	109,915	(g)(h)	*
Donald J. Zurbay	81,686	(g)(h)	*
James W. Wiltz	79,379	(g)(i)	*
Kevin M. Pohlman	78,658	(g)	*
John D. Buck	59,299		*
Ellen A. Rudnick	49,965		*
Jody H. Feragen	33,627	(j)(k)	*
Neil A. Schrimsher	27,218	(j)	*
Andrea L. Frohning	19,191	(g)	-
Dennis W. Goedken	10,461	(g)	*
Alex N. Blanco	7,730		*
Robert C. Frenzel	4,672		-
Francis J. Malecha	4,672		-
All current directors and executive officers as a group (14 persons)	720,941	(l)	*
*	Represents less than 1%.
(a)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Includes shares of common stock held by our ESOP. Shares reported as owned by the ESOP trustee are also reported as beneficially owned by our executive officers to the extent that shares have been allocated to the ESOP accounts of the named persons. Allocated shares are voted by the ESOP trustee in accordance with the direction of ESOP participants. Generally, unallocated shares and allocated shares as to which no direction is made by the participants are voted by the ESOP trustee in the same percentage as the allocated shares as to which directions are received by the ESOP trustee. Unless otherwise indicated, the address of each shareholder is c/o Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120.

(b)	Percentage of beneficial ownership is based on 95,467,692 shares outstanding as of July 19, 2019. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.
(c)	As set forth in Schedule 13G/A jointly filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Mid-Cap Value Fund, Inc. (“Mid-Cap Value Fund”) on February 14, 2019. The Schedule 13G/A reports that Price Associates is an investment adviser with sole voting power over 3,772,796 shares and sole dispositive power over 13,462,368 shares. The Schedule 13G/A reports that Mid-Cap Value Fund is a registered investment company sponsored by Price Associates, which it also serves as investment adviser, with sole voting power over 8,190,900 shares, representing 8.6% of the class of such securities. The Schedule 13G/A further reports that the individual and institutional clients which Price Associates serves as investment adviser have the power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the reported shares, and that any discretionary authority that has been delegated to Price Associates may be revoked in whole or in part at any time. The Schedule 13G/A further reports that, with the exception of Mid-Cap Value Fund, not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. With respect to securities owned by Mid-Cap Value Fund, the Schedule 13G/A reports that only the custodian for such fund has the right to receive dividends paid with respect to, and proceeds from the sale of, the reported securities, and that no other person is known to have such right, except that the shareholders of the Mid-Cap Value Fund participate proportionately in any dividends and distributions so paid. The reporting persons’ address is 100 E. Pratt Street, Baltimore, MD 21202.
(d)	As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by Delaware Charter Guarantee & Trust Company dba Principal Trust Company as Trustee for the Patterson Companies, Inc. Employee Stock Ownership Plan on February 13, 2019, represents shares over which shared voting power and shared dispositive power is claimed. The ESOP is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). The securities reported include all shares held of record by the trustee. The trustee follows the directions of our company, or other parties designated in the trust agreement between our company and the trustee, with respect to voting and disposition of the shares. The trustee, however, is subject to fiduciary duties under ERISA. The trustee disclaims beneficial ownership of the reported shares. As of July 19, 2019, the number of shares reported as beneficially owned included approximately 1,091,640 shares held in the unallocated account of the ESOP and approximately 9,774,568 shares held in the allocated account of the ESOP. The reporting person’s address is 1013 Centre Road, Suite 300, Wilmington, DE 19805-1265.
(e)	As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”) on January 31, 2019. The Schedule 13G/A reports that BlackRock is a parent holding company/control person for BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (which entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on the Schedule 13G/A), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Advisors (UK) Limited. The Schedule 13G/A reports that BlackRock has sole voting power over 9,565,187 shares and sole dispositive power over 9,795,267 shares. The Schedule 13G/A further reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares, but no one person’s interest in the reported shares is more than 5% of the total outstanding shares. The reporting person’s address is 55 East 52nd Street, New York, NY 10055.
(f)	As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group (“Vanguard”) on February 12, 2019. The Schedule 13G/A reports that Vanguard is an investment adviser with sole voting power over 82,937 shares, shared voting power over 10,200 shares, sole dispositive power over 7,803,637 shares, and shared dispositive power over 83,370 shares. The Schedule 13G/A further reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 73,170 shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 19,967 shares as a result of its serving as investment manager of Australian investment offerings. The reporting person’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(g)	Includes the following shares allocated to the ESOP account of the following persons: Mark S. Walchirk (385 shares); Les B. Korsh (1,079 shares); James W. Wiltz (349); Kevin M. Pohlman (791 shares); Donald J. Zurbay (245 shares); Andrea L. Frohning (254 shares); and Dennis W. Goedken (1,503 shares). The ESOP trustee has the right to receive, and the power to direct the receipt of, dividends from such shares.
(h)	Includes shares purchasable by the named person upon the exercise of options granted under our Amended and Restated Equity Incentive Plan, our Amended and Restated 2015 Omnibus Incentive Plan or as inducement awards issued outside such plans: Les B. Korsh (22,879 shares) and Donald J. Zurbay (33,050).
(i)	Of the shares reported as beneficially owned, 6,748 shares are held in trust for members of Mr. Wiltz’s family and 12,817 shares are held in a revocable trust of which Mr. Wiltz is a trustee.
(j)	Includes shares purchasable by the named person upon the exercise of options granted under our 2001 Non-Employee Directors’ Stock Option Plan or our Amended and Restated Equity Incentive Plan: Jody H. Feragen (12,000 shares); and Neil A. Schrimsher (12,000 shares).
(k)	Of the shares reported as beneficially owned, 1,000 shares are held in a revocable trust of which Ms. Feragen is a trustee.
(l)	Includes 3,103 shares allocated to ESOP accounts, 79,929 shares purchasable upon the exercise of options, and 354,578 shares over which there is sole voting power but no investment power.

SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and provide us with copies of such reports. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the past fiscal year, our officers, directors and greater than 10% shareholders complied with applicable filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Committee (throughout this Compensation Discussion and Analysis, the “committee”) oversees and makes decisions regarding our executive compensation and benefit programs. The following discussion should be read in conjunction with the Summary Compensation Table, and related tables and footnote disclosures setting forth the compensation of the following named executive officers:

Named Executive Officer (a)	Position
Mark S. Walchirk	President and Chief Executive Officer
Donald J. Zurbay	Chief Financial Officer and Treasurer
Les B. Korsh	Vice President, General Counsel and Secretary
Kevin M. Pohlman	President of Patterson Animal Health
Andrea L. Frohning	Chief Human Resources Officer
Dennis W. Goedken	Controller (Former Interim Chief Financial Officer and Treasurer)
(a)	Mr. Goedken, our Controller, served as our Interim Chief Financial Officer and Treasurer until June 29, 2018 at which point Mr. Zurbay became our Chief Financial Officer and Treasurer. Ms. Frohning became our Chief Human Resources Officer on May 21, 2018.

The discussion that follows addresses the “active” named executive officers, namely those who were serving as executive officers as of the end of fiscal 2019 and who remain employed as executive officers as of the date of this proxy statement.

Executive Summary

Our fiscal 2019 results reflected continued top line growth and continued necessary investments in our people, technology and services. Through the execution of our strategic priorities in this first year of our multi-year plan, we have successfully stabilized our core business and returned both of our segments to growth. This performance is reflected in our fiscal 2019 executive compensation decisions.

Performance Results. Below is a summary of our fiscal 2019 financial results from continuing operations that we believe is helpful in understanding our compensation decisions and philosophy:

■	Net sales. Consolidated net sales in fiscal 2019 were $5,574.5 million, an increase of 2.0% from $5,465.7 million in fiscal 2018.
■	Gross profit. Consolidated gross profit margin decreased 50 basis points from the prior year to 21.4%. Gross profit margin rates decreased in both the Dental and Animal Health segment. A greater percentage of sales came from our lower margin Animal Health segment during fiscal 2019, resulting in a lower consolidated gross profit margin rate. Unfavorable sales mix, pricing pressure at the point of sale and inventory adjustments in both our Dental and Animal Health segment also contributed to the decline in the consolidated gross profit margin rate. Importantly, however, we did see fourth quarter fiscal 2019 operating margins for the Animal Health segment increase sequentially over third quarter fiscal 2019 results, reflecting our ongoing, disciplined approach to cost management, pricing considerations, and thoughtful product mix management. Our fourth quarter fiscal 2019 consolidated gross margin was 21.8%, an improvement of 40 basis points on a sequential basis from what we achieved in the third quarter of fiscal 2019.

■	Operating income from continuing operations. Operating income from continuing operations was $137.7 million, or 2.5% of net sales, in fiscal 2019, compared to $219.9 million, or 4.0% of sales, in fiscal 2018. The decrease in operating income from continuing operations was primarily driven by higher operating expenses, which were up sequentially for the fourth quarter of fiscal 2019, reflecting investments we made for the long-term health of our business. The decrease in operating income from continuing operations as a percent of net sales was driven by these same factors. In addition, a greater percentage of sales came from our lower margin Animal Health segment during fiscal 2019, which reduced operating income from continuing operations as a percent of net sales.
■	Net income attributable to Patterson Companies, Inc. and earnings per share. Net income attributable to Patterson Companies, Inc. was $83.6 million in fiscal 2019, compared to $201.0 million in fiscal 2018. Earnings per diluted share were $0.89 in fiscal 2019, compared to $2.16 in fiscal 2018. Weighted average diluted shares in fiscal 2019 were 93,484,000, compared to 93,094,000 in fiscal 2018. Throughout fiscal 2019, we delivered sequential improvements and we are encouraged by the positive trends in the business and the improvement shown throughout the fiscal year as we stabilized our core business during fiscal 2019.
■	Cash flow from operations. During fiscal 2019, we generated $48.2 million in cash from operating activities. We also collected deferred purchase price receivables of $402.4 million on a year-to-date basis. This amount includes both the trade A/R facility we established in the first quarter of fiscal 2019 and the pre-existing equipment financing facility. The $450.6 million total of these two items represents a significant increase over the $228.5 million generated in fiscal 2018 and allowed us to reduce debt during fiscal 2019 by $265.5 million and have an additional $32.7 million of cash compared to the beginning of fiscal 2019. In addition to the proceeds from our A/R facility, our year-to-date improvement in cash flow is also the result of our continued focus on decreasing our working capital, which improved by $237 million during fiscal 2019.
■	Total shareholder return. Relying on 20-trading day average stock prices, our 1-year total shareholder return for fiscal 2019 was -0.1%, which was at the 48th percentile of the S&P 400. For fiscal 2019, we also returned $99.5 million to shareholders in the form of cash dividends.
■	Operational improvements. We made a number of operational improvements in fiscal 2019 that we believe will position our company well for the future, including investments in our people, technology and services.

Compensation Decisions

While the management team drove many positive developments in fiscal 2019, at the end of the year the overall value of our fiscal 2019 executive compensation package was below the targeted level, reflecting financial performance that, although demonstrative of sequential improvement, was below our objectives.

Base Salary. At the beginning of 2019, other than for new executives which we discuss later, we made base salary adjustments reflecting a combination of factors including internal equity, positioning against external benchmarks, experience in role, and individual performance. Our CEO did not receive a base salary adjustment at the beginning of fiscal 2019.

Annual and Long-term Incentive Plan. As discussed later, we made changes to our annual and long-term incentive (“LTI”) plans at the beginning of fiscal 2019. These changes were made to emphasize the importance of fiscal 2019 operational results to our company’s long-term success, to better align executive compensation with enterprise performance objectives and individual accountabilities, to enhance our ability to attract and retain executive talent, and in consideration of existing best practices around key design features.

Annual Incentive Plan. Annual incentive opportunities for our named executive officers in fiscal 2019 under our Management Incentive Compensation Plan (“MICP”) were based on a combination of financial performance and individual performance. While we fell short of our adjusted operating income objective, we performed well on our free cash flow objective. Additionally, operational improvements drove bonus decisions specific to the individual performance component. The financial performance component of our MICP funded at 43.75% of target for our named executive officers other than Mr. Pohlman whose financial performance component of MICP funded at 55% as it is primarily tied to performance of our Animal Health business. The individual performance component of our MICP, depending on executive, funded between 100% and 125% of target.

Long-term Incentives. Under our 2019 LTI grant strategy, 50% of LTI opportunities were delivered in performance shares and were earned on the basis of a 1-year performance period. We fell short of our net income objective, but we performed well on our free cash flow objective. Performance share grants funded at 87.5% of target. Awards earned under this element of our pay program do not vest until August 2021. The remaining portion of LTI opportunities for our named executive officers was delivered 25% in each of stock options and restricted stock units, each with multi-year vesting restrictions.

As shown in the charts below for Mark S. Walchirk, our Chief Executive Officer, and our other active named executive officers, fiscal 2019 actual total direct compensation was below target pay levels as our performance was below target and a significant portion of the total pay opportunity is earned over the long-term based on our stock price performance. Actual compensation reflects our base salaries, funding of our MICP at 43.75% of target on the financial performance metrics for officers other than Mr. Pohlman whose MICP funded at 55% of target, funding decisions for each named executive officer on the individual component of our MICP, funding of the performance shares at target, and long-term incentives we granted in fiscal 2019 as shown in the Grants of Plan-based Awards Table.

Fiscal 2019 Direct Compensation – Value Reflecting Fiscal 2019 Performance

New Executive Onboarding. In developing our compensatory arrangements with Mr. Zurbay and Ms. Frohning, the committee considered the compensation of our former officers in those positions, the compensation of comparable positions at our peer group which we discuss later, and competitive market data supplied by the committee’s independent compensation consultant. In designing compensation packages for Mr. Zurbay and Ms. Frohning, cognizant of their skills and experience as well as the committee’s focus on pay-for-performance, the committee approved the following for each executive:

	Mr. Zurbay	Ms. Frohning
Base Salary	$525,000	$350,000
Annual MICP Target	85% of salary ($446,250)	60% of salary ($210,000)
Annual LTI	$1,000,000	$300,000
Target Total Direct Compensation	$1,971,250	$860,000

For Mr. Zurbay, the committee also made a restricted stock unit award with a grant date value of $700,000 and a non-statutory stock option award with an approximate value of $750,000 as inducements to his employment with our company, thereby bringing Mr. Zurbay’s total first-year target compensation to $3,421,250.

For Ms. Frohning, the committee also made a restricted stock unit award with a grant date value of $250,000 as an inducement to her employment with our company, thereby bringing Ms. Frohning’s total first-year target compensation to $1,110,000.

Fiscal 2020. For fiscal 2020, the committee did not make any material changes to the structure of our executive compensation plans.

Determining Executive Compensation

The committee is responsible for the review and approval of all aspects of the executive compensation program. The committee meets regularly each year to (among other items):

■	Establish the annual base salary and MICP target opportunity for each of the executives for the current fiscal year
■	Determine the actual annual incentive compensation to be paid to each executive for services provided during the prior year
■	Establish plan targets and performance measures for the performance period for performance units
■	Determine the number of performance units earned, if any, under the long-term incentive program for the performance period ending with the prior fiscal year
■	Determine restricted stock units and stock option awards and any other equity-based awards to be granted to executive officers

When making individual compensation decisions for the executives, the committee takes many factors into account. These factors include objective and subjective considerations of each individual’s skills, performance and level of contribution towards desired business objectives, our company’s overall performance, retention concerns, the individual’s tenure and experience with our company and in his or her current position, the recommendations of management and the independent compensation consultant, the individual’s current and historical compensation, the committee’s compensation philosophy, and comparisons to other comparably situated executives (both those of our company and those of peer companies). The committee’s process utilizes input, analysis and review from a number of sources, including our company’s management, other independent directors of the Board, the committee’s independent compensation consultant, and market studies and other comparative compensation information as discussed below.

The committee uses this information in conjunction with its own review of the various components of our executive compensation program to determine the base salary and annual short-term and long-term incentive targets and opportunities of the executive officers as a group and individually.

Role of Executive Officers in Determining Compensation

The committee meets with the Chief Executive Officer annually to review the performance of the other executives. The meeting includes a discussion of each executive officer’s performance for the year and a review of individual contributions towards achievement of our business goals. A summary of the performance review is presented to the full Board each year.

The committee considers input from the Chief Executive Officer and other select executives when developing and selecting metrics and performance objectives that may be referenced in the annual short-term or long-term incentive program, and evaluating performance against such pre-established metrics and objectives. The committee also receives recommendations from the Chief Executive Officer regarding base salary amounts, annual short-term and long-term incentive award amounts for the other executive officers. In determining the Chief Executive Officer’s compensation, the committee considers comparative compensation information and input from its independent compensation consultant.

Role of the Compensation Consultant

During fiscal 2019, the committee retained Pearl Meyer, and completed certain work with Willis Towers Watson, as its independent compensation consultants. The committee reviewed and confirmed the independence of each such firm. The compensation consultant provides the committee with an annual compensation market analysis for the executives; makes recommendations on the executive pay programs; reviews, participates and comments on executive compensation matters; and provides updates on regulatory changes in compensation related issues and other developments and trends in executive compensation.

Market Competitiveness Review

The committee reviews recommendations from the independent compensation consultant on a peer group of companies about which competitive compensation data is obtained. There were no changes to such peer group for fiscal 2019 decision-making. The peer group companies had annual revenue ranging from $2.8 billion to $12.5 billion and market capitalization ranging from $290 million to $15.8 billion. Both management and the committee believe that the resulting peer group of 16 companies provided a robust statistical set of compensation data to serve as a basis for fiscal 2019 compensation decisions.

The companies comprising the peer group used to establish fiscal 2019 compensation opportunities of the executive officers are listed below:

Fiscal 2019 Peer Group
Anixter International Inc.	Hill-Rom Holdings, Inc.
Applied Industrial Technologies, Inc.	MRC Global Inc.
Beacon Roofing Supply, Inc.	MSC Industrial Direct Co. Inc.
DENTSPLY SIRONA Inc.	Owens & Minor Inc.
Essendant Inc.	Pool Corp.
Fastenal Company	W.W. Grainger, Inc.
HD Supply Holdings, Inc.	Watsco, Inc.
Henry Schein, Inc.	WESCO International Inc.

In connection with compensation decisions the committee made for fiscal 2019, the committee worked with its independent compensation consultant in the peer group development process.

The reports furnished by the compensation consultant provided the committee with market information at the 25th, 50th, and 75th percentiles for each executive position and pay component, and for total direct compensation, and compared the market compensation data to current pay for each executive. This market information is an important element reviewed by the committee, and provides a basis for adjusting a component of pay, or total direct compensation generally, above or below these ranges to recognize the specific circumstances of individual executive officers in a manner consistent with the stated objectives of the compensation program.

Shareholder Approval of our Executive Compensation Program

We continue to consider the perspectives of our shareholders in the design and administration of our executive compensation programs. Historically, Patterson’s shareholders have provided strong support of our executive compensation programs with the overwhelming majority of shares voted at our annual meetings approving, on an advisory basis, the compensation of our named executive officers. At last year’s annual meeting, our proposal regarding advisory approval of executive compensation was approved by 94.6% of the shares voted on such proposal.

Compensation Philosophy, Practices and Components

Compensation Philosophy

The committee is guided by the following objectives that it believes are key to the successful execution of our strategic business imperatives, enhancing growth opportunities and providing benefits to our shareholders:

Compensation Practices

The committee leverages the following best practices in designing, administering and governing our executive compensation programs:

What We Do	What We Do Not Do
   ■   Generally position target executive pay levels at the
         peer median

   ■   Deliver the majority of our compensation in variable
         pay elements

   ■   Use equity with multi-year vesting requirements to drive
         alignment with shareholders

   ■   Promote stock ownership with stock ownership
         guidelines

   ■   Reflect shareholder preferences in our program plans
         and designs, including clawback and double trigger
         protections

   ■   Cap payouts in our short-term incentive plan

   ■   Annually review our pay for performance relationship

   ■   Conduct a compensation risk assessment

   ■   Provide single trigger change-in-control
         cash severance payments, or
         change-in-control cash severance
         payments exceeding three times base
         salary and target annual incentives

   ■   Allow stock option repricing, discounted
         stock option granting, or cash out of
         underwater options

   ■   Provide reload provisions in stock option
         grants

   ■   Offer change-in-control tax gross-ups to our
         named executive officers

   ■   Pay dividends or dividend equivalents on
         unearned or unvested performance shares

   ■   Allow our executives or directors to hedge
         or pledge company stock

Compensation Components

To assist in understanding the intended goals of the committee, we have described, at a high level, each of our primary compensation elements for fiscal 2019 in the following table:

Element	Purpose	Key Features
Base Salary	■ Provide a fixed level of compensation ■ Reflect competitive practices
Salary levels set based on an assessment of:

   ■   Level of responsibility

   ■   Experience and time in position

   ■   Individual performance

   ■   Future potential

   ■   Competitiveness

   ■   Internal pay equity considerations

   ■   Salary levels are reviewed annually by
         the committee and adjusted as
         appropriate

Annual MICP	■ Provide formulaic incentives to achieve our financial performance objectives ■ Include individual performance objectives for each executive ■ Link pay to performance	■ Incentive payouts range from threshold to maximum levels, depending on level of performance ■ Performance below the threshold level results in no payout
Performance Units
   ■   Provide executive officers with
         incentives to achieve long-term
         success through multi-year
         performance-based vesting
         requirements

   ■   Align executive officers’
         interests with the interests of
         our shareholders

   ■   Fiscal 2017 and 2018 grants based on
         our 3-year relative total shareholder
         return against the S&P 400 (requires
         TSR results at or above the
         50th percentile for a target (or higher)
         payout)

   ■   Fiscal 2019 grant based 50% on 1-year
         free cash flow and 50% on 1-year net
         income with a 2-year cliff vesting
         restriction at the end of the 1-year
         performance period

Stock Options	■ Aligns executive officers’ interests with those of shareholders through a focus on stock price performance and shareholder value creation	■ 10-year term ■ 3-year cliff-vesting
Restricted Stock Units (“RSUs”)	■ Provide opportunities for equity accumulation and alignment with shareholders ■ Support leadership retention objectives	■ 5-year ratable vesting (moving to 3-year cliff vesting for all new grants starting in fiscal 2020)

Base Salary

The committee annually reviews base salaries for the executive officers to determine whether adjustment is warranted in consideration of the factors identified in the above table.

The committee set our Chief Executive Officer’s annual base salary for fiscal 2019 at $850,000 which was unchanged from the prior year. For fiscal 2019, Messrs. Pohlman and Korsh received base salary increases of 16.7% and 17.6%, respectively, in recognition of their fiscal 2018 performance through various executive officer transitions and in consideration of the competitive market for comparable executives and other factors noted above. As previously discussed, base salaries for our Chief Financial Officer and Chief Human Resources Officer were set at $525,000 and $350,000, respectively, on the date of hire.

For fiscal 2020, the committee approved a 3.0% base salary increase for our Chief Executive Officer and base salary increases ranging from 3.0% to 6.6% for the other active named executive officers.

MICP

The named executive officers are eligible to earn annual cash incentive compensation under the MICP. A cash incentive is payable if a threshold level of performance is achieved, and the ultimate payout varies with performance.

For our named officers other than Mr. Pohlman, in connection with our recent business challenges and changes in executive leadership, the committee modified the performance metrics under the MICP for fiscal 2019. In particular, the committee determined that annual cash incentives for fiscal 2019, if any, would be earned on the basis of adjusted operating income weighted at 60%, free cash flow weighted at 25%, and individual performance objectives weighted at 15%. Such changes were made to emphasize the importance of fiscal 2019 operational results to our company’s long-term success, better align executive compensation with enterprise performance objectives and individual accountabilities, enhance our ability to attract and retain executive talent, and in consideration of existing best practices around key design features.

On the financial performance objectives, incentive payouts under the MICP vary according to performance outcomes as follows:

FY 2019 Performance Goals for Active Named Officers other than Mr. Pohlman ($M)
Level of Achievement	Consolidated Adjusted Operating Income (60% weight)	Consolidated Free Cash Flow (25% weight)	Payout % of Target
Threshold	$221.0	$209.0	50%
Target	$260.0	$245.9	100%
Maximum	$299.0	$282.8	175%
Actual Outcome	$204.2	$411.0	43.75%
% of Target	79%	167%

As shown in the table above, for fiscal 2019, the financial performance metrics under the MICP for our named executive officers, other than Mr. Pohlman, funded at 43.75% of target.

Mr. Pohlman’s MICP opportunity, in his role as President of Patterson Animal Health, is tied to a different set of financial performance metrics. The committee took similar action with respect to the re-alignment of financial performance objectives to which Mr. Pohlman’s compensation is tied and used a combination of enterprise financial objectives and financial objectives specific to our Animal Health unit. The financial performance objectives for Mr. Pohlman under the MICP vary according to performance outcomes as follows:

FY 2019 Performance Goals for Mr. Pohlman ($M)
Level of Achievement	Consolidated Adjusted Operating Income (10% weight)	Animal Health Adjusted Operating Income (50% weight)	Animal Health Free Cash Flow (25% weight)	Payout % of Target
Threshold	$221.0	$113.6	$113.6	50%
Target	$260.0	$133.7	$133.6	100%
Maximum	$299.0	$153.7	$153.6	175%
Actual Outcome	$204.2	$117.9	$132.8	55.00%
% of Target	79%	88%	99%

As shown in the table above, for fiscal 2019, the financial performance metrics under the MICP for Mr. Pohlman funded at 55% of target.

In addition to these financial performance objectives, the committee included individual performance goals and objectives for each named executive officer. This individual element accounts for 15% of the target annual incentive opportunity.

Fiscal 2019 incentive payments across our MICP for each named executive officer are reviewed in the following table:

Executive	Target MICP Award	Payment for Financial Performance Objectives	Payment for Individual Performance Objectives	Total MICP Payment	Payment as a % of Target
Mark S. Walchirk	$1,050,000	$459,375	$196,875	$656,250	62.50%
Donald J. Zurbay	$446,250	$162,695	$116,211	$278,906	62.50%
Les B. Korsh	$240,000	$105,000	$36,000	$141,000	58.75%
Kevin M. Pohlman	$210,000	$115,500	$47,250	$162,750	77.50%
Andrea L. Frohning	$210,000	$84,220	$47,031	$131,251	62.50%

For fiscal 2020, the committee did not make any changes to the structure of our MICP.

Long-Term Incentives

Our LTI program for named executive officers delivers 50% of the long-term incentive opportunity in performance units, 25% in stock options, and 25% in restricted stock units. The table below highlights the value and number of awards granted to each of our active named executive officers (a thorough description of each vehicle follows). The amounts set forth in the table below exclude the one-time RSU grants to Messrs. Korsh and Pohlman, which are discussed under the caption “One-time Equity Grants,” and the inducement awards granted to Mr. Zurbay and Ms. Frohning that were previously discussed.

Executive	Performance Units ($ / #)	Stock Options ($ / #)	Restricted Stock or Restricted Stock Units ($ / #) (a)	Total ($) (a)
Mark S. Walchirk	$1,560,339	$336,472	$801,007	$2,697,818
	68,950	99,956	35,632

Donald J. Zurbay	$503,336	$112,307	$250,000	$865,643
	22,242	33,363	11,121

Les B. Korsh	$213,921	$47,292	$106,240	$367,453
	9,453	14,179	4,726

Kevin M. Pohlman	$210,339	$44,922	$99,991	$355,252
	8,897	13,345	4,448

Andrea L. Frohning	$151,010	$33,692	$74,993	$259,695
	6,673	10,009	3,336

* Note: the values in this table may not exactly equal the Summary Compensation Table due to rounding.

Fiscal 2017 and 2018 Performance Units

Effective in fiscal 2016, the committee redesigned the performance unit element of the executive compensation program to emphasize shareholder value creation in a direct way. The committee decided to reference relative TSR versus the S&P 400 as its performance measure rather than internal financial objectives, which the company had used previously. The program has the following pay for performance relationship, and other features:

As shown in the table below, for the fiscal 2017 – 2019 performance unit grant, our relative total shareholder return was below the 25th percentile and all shares from this grant were forfeited.

Historical TSR Measurement Period	Patterson’s TSR	Percentile Rank of Patterson’s TSR Relative to S&P 400 Constituents
3 Years (FY17 – FY19)	-46.5%	21st percentile

We continue to track our relative TSR against the S&P 400 for the 2018 performance share grant. Subject to performance at the required levels, this grant will vest and pay out at the end of fiscal 2020.

Fiscal 2019 Performance Units

The committee modified the performance unit element of the long-term incentive plan for fiscal 2019 to parallel the changes made to the performance metrics under the MICP for fiscal 2019. In lieu of measuring 3-year TSR versus the S&P 400, our performance units for fiscal 2019 were earned based on a one-year net income and one-year free cash flow metric according to the following payout framework:

FY 2019 Performance Goals for Active Named Officers ($M)
Level of Achievement	Consolidated Net Income (50% weight)	Consolidated Free Cash Flow (50% weight)	Payout % of Target
Threshold	$139.8	$209.0	50%
Target	$164.5	$245.9	100%
Maximum	$189.2	$282.8	175%
Actual Outcome	$130.9	$411.0	87.5%
% of Target	80%	167%

The committee eliminated the relative TSR component due to concern that it did not provide strong line of sight to management decision-making and accountabilities. For this year’s performance share grant, the committee elected to use equally-weighted net income and free cash flow to emphasize the importance of fiscal 2019 operational results to our company’s long-term success, to better align executive compensation with enterprise performance objectives, and because both measures are key drivers of shareholder value.

As shown in the table above, based on our actual performance in fiscal 2019, the performance unit element of our long-term incentive plan funded at 87.5% of target.

Shares issued as a result of our performance will vest in full three years after the date of original grant. We view operational excellence as paramount to our commitment to create long-term value for our shareholders and this modified approach for fiscal 2019 reflects that.

For fiscal 2020, following further evaluation of the performance unit element of the long-term incentive plan to ensure it is consistent with our compensation philosophy and supports our commitment to create value for all shareholders, the committee did not make any changes to the structure of our performance unit grants. The committee believes that consistency in our incentive compensation strategy ensures that management remains focused on the key drivers of shareholder value.

The committee and management continue to evaluate the performance unit element of the long-term incentive plan to ensure it is consistent with our compensation philosophy and supports our commitment to create value for all shareholders.

Fiscal 2019 Stock Option Grants

Stock options continue to be an important element of our long-term incentive strategy as they create direct alignment between management and shareholder interests. Multi-year vesting requirements require long-term growth in our stock price for our executives to receive value from these awards.

With the exception of the inducement award to Mr. Zurbay, stock options granted in fiscal 2019 under our LTI program vest in full three years after the date of grant and expire after 10 years.

We believe that the design of this element of long-term incentive compensation inspires a long-term perspective, encourages shareholder value creation and aligns the interests of management and shareholders. For fiscal 2020, the committee did not make any changes to the structure of our stock option grants.

Fiscal 2019 Restricted Stock Units

While the committee adheres to an overall executive compensation program that is heavily performance-based, we also recognize our objectives of leadership retention and stock ownership. Therefore, 25% of the long-term incentive value is denominated in time-based RSUs.

RSUs granted in fiscal 2019 under our LTI program vest 20% per year over 5 years, beginning on the first anniversary of the grant date.

This element accomplishes these objectives through multi-year vesting restrictions and alignment with shareholder interests. To better align this element of our executive compensation with market practice, the committee determined that all new RSU grants starting in fiscal 2020 will have 3-year cliff vesting rather than 5-year ratable vesting.

One-time Equity Grants

The committee also made a one-time RSU grant to Mr. Korsh of $1,500,000 and a one-time RSU grant to Mr. Pohlman of $1,250,000 in exchange for entering into a Restrictive Covenants, Severance and Change in Control Agreement with Patterson Companies. The restrictive covenants include certain post-employment non-compete and non-solicitation provisions for a period of time according to the type of termination. To encourage retention, the RSUs vest over three years – 25% on each of the first two grant anniversaries, and 50% on the third grant anniversary. These arrangements are further described below under the heading Employment and Other Severance, Change-in-Control and Related Agreements and in the table captioned “Potential Payments upon Termination or Change-in-Control.”

Other Executive Compensation Arrangements, Policies and Practices

Capital Accumulation Plan

To encourage employee ownership and as a further means for retention, Patterson had a deferred compensation, restricted stock purchase plan that was available to certain employees, including executive officers (the “Capital Accumulation Plan”). Under our Capital Accumulation Plan, participants could defer annually up to 25% of their pre-tax compensation to be used to purchase shares of restricted stock. The stock purchased with the corresponding salary deferral was bought at a 25% discount from the market price of our common stock at the beginning of the calendar year or the end of the calendar year, whichever was lower. Participants elected the initial deferral period between three and five years. Participants could elect to defer the compensation beyond the initial deferral period, with the restrictions also continuing for the additional deferral period, with the minimum additional deferral period being five years. If the participant voluntarily left employment during the initial deferral period, 100% of the purchased restricted stock and any salary deferred were forfeited.

Effective September 5, 2018, our Board of Directors took the following irrevocable actions with respect to the Capital Accumulation Plan: (1) it immediately reduced the number of shares available from purchase under the plan by 1,500,000 to approximately 335,000 and (2) it terminated the plan for new participants, effective January 1, 2019.

Health, Welfare and Retirement Benefits

Patterson provides a full range of benefits to its executives, including the standard medical, dental and disability benefits generally available to our employees. We also sponsor a qualified 401(k) plan which allows participants to make plan contributions on a pre-tax basis.

Perquisites and Other Personal Benefits

Patterson provides the named executive officers with perquisites and other personal benefits that the committee believes are reasonable and consistent with our overall compensation philosophy.

■	Automobile Reimbursement: Each executive is provided the use of a car under the fleet program maintained by our company.
■	Executive Physicals: The executives are encouraged to participate in an executive health program at the Mayo Clinic. A comprehensive evaluation emphasizing all aspects of preventative care is conducted by physicians who are specialists in Internal Medicine and Preventative Medicine. The cost of the physical is reimbursed by our company.
■	Executive Life Insurance Premiums: The executives participate in a company-sponsored executive life insurance program. This program provides our named executive officers with a life insurance benefit equal to three times their base salary plus the targeted annual incentive under the MICP. The life insurance benefit is capped at $1,300,000. Premiums, which are set each June, are paid by our company through a payroll gross-up.
■	Amounts Reimbursed for the Payment of Taxes: Patterson pays an amount necessary to cover executives’ tax obligations for certain perquisites and other personal benefits. In fiscal 2019, Patterson reimbursed executives for the payment of taxes on automobile reimbursement, executive life insurance premiums and commuting expenses.
■	Company Contributions to the ESOP: In general, our company makes an annual contribution to the leveraged Employee Stock Ownership Plan (“ESOP”) based on company performance and other considerations equal to a certain percentage of an executive’s eligible compensation, subject to certain statutory limitations. This contribution is available generally to all our U.S. employees, subject to plan requirements.
■	Incentive Trips: Expenses incurred by the executive and family members while attending special events or trips scheduled as rewards for incentivizing sales or other business achievements and for family members traveling with the executive for any purpose, are reported as imputed income to the executive.
■	Relocation Expenses: Patterson paid an amount necessary to cover the relocation expenses of a named executive officer who resided in a location other than in the Minneapolis/St. Paul metropolitan area.
■	Commuting Expenses: Patterson pays an amount necessary to cover the commuting expenses of a named executive officer who resides in a location other than in the Minneapolis/St. Paul metropolitan area.

Stock Ownership Guidelines

We believe that promoting share ownership aligns the interests of our executives and directors with those of our shareholders and provides strong motivation to build shareholder value. Under our stock ownership guidelines, key executives are expected to own shares of a value equal to a multiple of their annual base pay as follows:

■	Chief Executive Officer – 5x annual base salary
■	Subsidiary Presidents, Chief Financial Officer – 3x annual base salary

■	Corporate and Subsidiary Vice Presidents – 2x annual base salary
■	Non-employee directors – 5x annual cash retainer

Executives and directors are expected to achieve target levels over a period of five years. If an executive or director is below the guideline, he or she is expected to retain 75% of the net shares (after satisfying tax obligations) received upon exercise of a stock option or lapsing of restrictions on restricted stock. If the executive or director has met the minimum ownership guideline, he or she is expected to retain 25% of the net shares received. As of July 19, 2019, our executives and directors were in compliance with applicable stock ownership guidelines.

“Clawback” Provisions

Our Amended and Restated 2015 Omnibus Incentive Plan, which replaced our Amended and Restated Equity Incentive Plan (under which no new awards may be granted), contains “clawback” provisions. If the committee determines that a participant has taken any action that would constitute “cause” or an “adverse action,” as the plan defines such terms, while providing services to the company, or after termination of such services, all rights of the participant under the plan and any agreements evidencing an incentive award the participant then holds will terminate and be forfeited. In addition, the committee may require the participant to return to the company any shares received, any profits or any other economic value realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards. In addition, the plan incorporates the Sarbanes-Oxley Act of 2002 automatic forfeiture standard for certain participants in connection with material noncompliance, as a result of misconduct, resulting in an accounting restatement. In addition, all awards under the plan are subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of the company, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the committee and set forth in the applicable award agreement.

Hedging and Pledging of Company Stock

Our Securities Trading and Information Disclosure Policy prohibits short sales of company securities (a sale of securities which are not then owned) and other speculative trading of company securities. No director, officer or other employee is permitted to trade in options, warrants, puts or calls on company securities. In addition, directors, officers and other designated insiders are prohibited from holding company securities in margin accounts, hedging or pledging activity involving company securities.

Employment and Other Severance, Change-in-Control and Related Agreements

Patterson has agreements with its active named executive officers providing them with certain severance and change-in-control benefits in exchange for their agreement to certain restrictive covenants. When establishing those benefits and the level of those benefits, the committee considered the competitive market for comparable executives and the benefits provided by comparable companies. The committee believes that competition for executive talent primarily affects the aggregate level of the target total direct compensation opportunity. However, the committee also believes it is critical to our company’s long-term performance to offer other compensation opportunities, including severance and change-in-control benefits, that are broadly commensurate with competitive alternatives. The committee also believes that the issuance of inducement equity awards and other one-time equity awards as consideration for the restrictive covenants contained in such agreements serves to align named executive officer and shareholder interests and, as to the inducement awards, were necessary to attract and retain senior executive talent. In the context of Chief Executive Officer transition, the committee further considered the importance of having such agreements in place with the broader executive leadership team given that, prior to entry into Mr. Walchirk’s employment agreement, the company did not previously have such agreements with its leaders.

In particular, we have entered into individual agreements with Messrs. Walchirk, Zurbay, Korsh and Pohlman and Ms. Frohning that provide for severance benefits upon involuntary termination without cause. Such benefits, receipt of which is conditioned upon executive’s execution and delivery of a release of all potential claims against us, consist of:

■	18 months of base salary (24 months in the case of our President and Chief Executive Officer);

■	Cash incentive compensation equal to an average of the last three years of actual MICP incentives;
■	Proration of the current year MICP incentive based on actual performance; and
■	18 months of COBRA.

Our individual agreements with Messrs. Walchirk, Zurbay, Korsh and Pohlman and Ms. Frohning also provide certain change-in-control benefits, in lieu of the above-referenced severance benefits, that are triggered if either of the following occurs within 24 months after a change in control (as defined in each agreement):

■	We terminate the executive’s employment with us for a reason other than cause (as defined in the agreement), or
■	The executive terminates his or her employment with us for good reason (as defined in the agreement).

Such change-in-control benefits, receipt of which is also conditioned upon executive’s execution and delivery of a release of potential claims against us, consist of:

■	24 months of base salary (36 months in the case of our President and Chief Executive Officer);
■	cash incentive compensation equal to the then-current target MICP incentive;
■	proration of the current year MICP incentive based on target performance; and
■	18 months of COBRA.

The committee designed these agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of Patterson and its shareholders, without having to be concerned about their future employment. We believe that retaining the services of our key executives during a change-in-control scenario is critical to maximizing shareholder value. These agreements help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us rather than seeking alternative employment or being recruited to a competitor during a highly uncertain time. Our agreements providing for change-in-control benefits do not contain excess parachute payment tax gross-up provisions.

The committee reviewed prevalent market practices in determining the severance amounts and the events that trigger payments under the agreements. The committee determined that the amounts and triggering events were appropriate and designed to encourage decision-making that is in the best interest of Patterson. The committee considered competitive market data and governance best practices information provided by Pearl Meyer. The committee also evaluated the cost to us of these arrangements and the potential payout levels to each affected executive officer under various scenarios. In approving these agreements, the committee determined that their cost to us and our shareholders was reasonable and not excessive, given the benefit conferred on us. See “Potential Payments upon Termination or Change-in-Control” for further information regarding such agreements.

Our equity plans and inducement awards issued outside such plans also provide change-in-control benefits. As described below, our Amended and Restated 2015 Omnibus Incentive Plan only provides such benefits in connection with a change in control and a subsequent event (a “double trigger”), which we believe enables us to better balance the employee’s need for certainty with the interests of our shareholders.

■	Our Amended and Restated Equity Incentive Plan provides that awards issued under that plan are fully vested and all restrictions on the awards lapse in the event of a change in control, as defined in such plan.
■	Under our Amended and Restated 2015 Omnibus Incentive Plan, if the surviving or acquiring company in a change in control assumes our company’s outstanding incentive awards or provides for their equivalent substitutes, such plan provides for accelerated vesting of incentive awards following a change in control only upon the termination of the employee’s service, a material reduction in an employee’s base salary, a discontinuation of participation in certain long-term cash or equity benefits provided to comparable employees, a significant change in job responsibilities or the need to relocate, provided these events occur within two years of a change in control. The inducement awards issued outside our equity plans provide for the same change-in-control benefits.

■	Additionally, our Capital Accumulation Plan provides that on an event of acceleration, as defined in the plan, the restrictions on shares of restricted stock lapse and such stock becomes fully vested.

Other Related Considerations

Compensation Risk Assessment

The committee annually considers the designs of our executive compensation programs relative to risk. This assessment includes an analysis of our overall compensation philosophy, the program value and plan design, and our governance processes to ensure that we are promoting superior performance in a responsible way relative to risk. In addition, in July 2019, the committee worked with Pearl Meyer in the assessment of the potential for risk stemming from our compensation programs. Following its assessment, including its review of the report of its compensation consultant, the committee concluded that our executive compensation programs are unlikely to create a material adverse effect on Patterson.

Impact of Tax and Accounting Treatment on Compensation Decisions

Section 162(m) of the Code disallows a deduction to any publicly-held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation exceeds $1 million per covered employee. Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, Section 162(m)-qualified “performance-based compensation” was not subject to this deduction limitation. Pursuant to the Tax Cuts and Jobs Act, the Section 162(m) performance-based compensation exception was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. As a result, compensation paid to any of our covered employees in excess of $1 million per taxable year generally will not be deductible unless, among other requirements, it is intended to qualify, and is eligible to qualify, as Section 162(m) performance-based compensation pursuant to the transition relief provided by the Tax Cuts and Jobs Act. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief provided by the Tax Cuts and Jobs Act, no assurance can be given that any compensation paid by Patterson will be eligible for such transition relief and, therefore, eligible for the Section 162(m) performance-based compensation exception. The committee will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements and intends to continue to compensate our named executive officers in a manner consistent with the best interests of Patterson and its shareholders.

The committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section to avoid the possible adverse tax consequences that may arise from non-compliance.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for fiscal 2017, 2018 and 2019. Information for our active named executive officers, as defined in “Compensation Discussion and Analysis,” appears above the line, and information for our other named executive officer appears below the line. The terms and conditions of our agreements with our named executive officers are described below in “Potential Payments upon Termination or Change-in-Control.”

Name and Principal Position (a)	Fiscal Year	Salary ($) (b)	Bonus ($)	Stock Awards ($) (c)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($) (d)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (e)	Total ($)
Mark S. Walchirk	2019	850,005	-	2,361,346	336,472	656,250	-	204,558	4,408,468
President and Chief Executive Officer	2018	383,591	100,000	2,968,750	322,917	-	-	258,748	4,034,006
Donald J. Zurbay	2019	439,522	-	1,453,341	453,667	278,906	-	24,080	2,649,516
Chief Financial Officer and Treasurer
Les B. Korsh	2019	390,003	-	1,820,145	47,292	141,000	-	37,490	2,435,930
Vice President, General Counsel	2018	340,002	-	335,744	106,250	-	-	52,796	834,792
and Secretary	2017	333,365	-	265,667	85,004	-	-	27,964	712,000
Kevin M. Pohlman	2019	341,669	-	1,551,316	44,922	162,750	-	43,839	2,144,496
President of Patterson Animal	2018	272,920	-	507,664	162,500	-	-	49,483	992,568
Health	2017	188,341	-	225,017	-	-	-	26,930	440,288
Andrea L. Frohning	2019	346,482	-	475,998	33,692	131,251	-	57,174	1,044,598
Chief Human Resources Officer
Dennis W. Goedken	2019	223,417	75,000	47,500	21,338	80,500	-	28,644	476,400
Controller (Former Interim Chief	2018	197,590	-	61,644	-	-	-	7,623	266,857
Financial Officer and Treasurer)	2017	192,770	-	60,103	-	74,779	-	-	327,652
(a)	Mr. Walchirk, who also serves as one of our directors, became our President and Chief Executive Officer on November 20, 2017. Mr. Zurbay became our Chief Financial Officer and Treasurer on June 29, 2018. Mr. Korsh, who started with Patterson Companies in June 2014, became our Vice President, General Counsel and Secretary effective July 1, 2015. Mr. Pohlman became President of Patterson Animal Health on July 11, 2017. In August 2001, Mr. Pohlman joined Animal Health International, Inc., which was acquired by Patterson in June 2015. Ms. Frohning became our Chief Human Resources Officer on May 21, 2018. Mr. Goedken, our Controller, served as our Interim Chief Financial Officer and Treasurer from March 1, 2018 until June 29, 2018.
(b)	Includes amounts foregone at the election of the executive to purchase stock under our Capital Accumulation Plan. The receipt of such stock is reported in the Grants of Plan-Based Awards Table below.
(c)	Represents the aggregate grant date fair value of shares of restricted stock, restricted stock units and performance units computed in accordance with FASB ASC Topic 718. Information on the assumptions used to calculate the value of awards is set forth in Note 16 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 27, 2019. The entries in this column represent the sum of the aggregate grant date fair value of shares of restricted stock, restricted stock units and performance units as well as the incremental value of the restricted stock purchased pursuant to our Capital Accumulation Plan.
(d)	Represents cash compensation earned under our MICP.

(e)	All other compensation for fiscal 2019 was as set forth in the table below. In addition, infrequently, a family member may accompany an executive traveling on a prepaid corporate flight to a specific destination for business purposes at no incremental cost to our company.
Name	Automobile Reimburse- ment ($)	Executive Physicals ($)	Executive Life Insurance Premiums ($)	Amount Reimbursed for the Payment of Taxes ($)	Company Contribu- tions to ESOP ($)	Incentive Trips ($)	Relocation ($)	Commuting Expenses ($)	Dividends ($)	Total ($)
Mark S. Walchirk	13,649	5,497	5,526	8,455	8,414	2,534	126,219	-	34,264	204,558
Donald J. Zurbay	6,005	-	5,485	6,139	5,354	1,097	-	-	-	24,080
Les B. Korsh	13,362	-	5,068	8,126	8,414	-	-	-	2,520	37,490
Kevin M. Pohlman	12,596	-	5,809	7,408	8,414	1,085	-	-	8,527	43,839
Andrea L. Frohning	7,833	4,451	7,515	14,677	5,547	-	2,500	14,651	-	57,174
Dennis W. Goedken	4,896	-	4,540	4,701	8,414	-	-	-	6,093	28,644

Grants of Plan-Based Awards

The following table sets forth information concerning estimated possible payouts under non-equity incentive plan awards for fiscal 2019 performance and equity incentive plan awards granted in fiscal 2019 to our named executive officers. The terms and conditions applicable to these awards are described in “Compensation Discussion and Analysis” and “Outstanding Equity Awards at Fiscal Year-End.” Information for our active named executive officers, as defined in “Compensation Discussion and Analysis,” appears above the line, and information for our other named executive officer appears below the line.

Name	Type of Grant (a)	Grant Date	Date of Action (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (c)			Estimated Future Payouts Under Equity Incentive Plan Awards (e)			All Other Stock Awards: Number of Shares of Stock or Units (#) (f)	All Other Option Awards: Number of Securities Underlying Options (#) (g)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (h)
				Thresh- old ($)	Target ($)	Maximum ($)(d)	Thresh- old (#)	Target (#)	Maximum (#)
Mark S. Walchirk	MICP	7/1/2018	6/11/2018	525,000	1,050,000	1,837,500	-	-	-	-	-	-	-
	PSU	8/7/2018	8/2/2018	-	-	-	34,475	68,950	120,663	-	-	-	1,560,339
	RSU	7/1/2018	6/11/2018	-	-	-	-	-	-	35,632	-	-	801,007
	CAP	1/1/2019	-	-	-	-	-	-	-	5,766	-	-	28,369
	SO	7/1/2018	6/11/2018	-	-	-	-	-	-	-	99,956	22.48	336,472
Donald J. Zurbay	MICP	7/1/2018	6/11/2018	185,938	371,875	650,781	-	-	-	-	-	-	-
	PSU	8/7/2018	8/2/2018	-	-	-	11,121	22,242	38,924	-	-	-	503,336
	RSU	6/29/2018	5/16/2018	-	-	-	-	-	-	30,878	-	-	700,004
	RSU	7/1/2018	6/11/2018	-	-	-	-	-	-	11,121	-	-	250,000
	SO	6/29/2018	5/16/2018	-	-	-	-	-	-	-	99,250	22.67	341,360
	SO	7/1/2018	6/11/2018	-	-	-	-	-	-	-	33,363	22.48	112,307
Les B. Korsh	MICP	7/1/2018	6/11/2018	120,000	240,000	420,000	-	-	-	-	-	-	-
	PSU	8/7/2018	8/2/2018	-	-	-	4,727	9,453	16,543	-	-	-	213,921
	RSU	6/11/2018	6/5/2018	-	-	-	-	-	-	67,506	-	-	1,499,983
	RSU	7/1/2018	6/11/2018	-	-	-	-	-	-	4,726	-	-	106,240
	CAP	1/1/2019	-	-	-	-	-	-	-	3,765	-	-	18,524
	SO	7/1/2018	6/11/2018	-	-	-	-	-	-	-	14,179	22.48	47,292
Kevin M. Pohlman	MICP	7/1/2018	6/11/2018	105,000	210,000	367,500	-	-	-	-	-	-	-
	PSU	8/7/2018	8/2/2018	-	-	-	4,449	8,897	15,570	-	-	-	210,339
	RSU	6/11/2018	6/5/2018	-	-	-	-	-	-	56,255	-	-	1,249,986
	RSU	7/1/2018	6/11/2018	-	-	-	-	-	-	4,448	-	-	99,991
	SO	7/1/2018	6/11/2018	-	-	-	-	-	-	-	13,345	22.48	44,922
Andrea L. Frohning	MICP	7/1/2018	6/11/2018	96,251	192,502	336,879	-	-	-	-	-	-	-
	PSU	8/7/2018	8/2/2018	-	-	-	3,337	6,673	11,678	-	-	-	151,010
	RSU	5/21/2018	4/30/2018	-	-	-	-	-	-	11,312	-	-	249,995
	RSU	7/1/2018	6/11/2018	-	-	-	-	-	-	3,336	-	-	74,993
	SO	7/1/2018	6/11/2018	-	-	-	-	-	-	-	10,009	22.48	33,692
Dennis W. Goedken	MICP	7/1/2018	6/11/2018	57,500	115,000	201,250	-	-	-	-	-	-	-
	RSU	7/1/2018	6/11/2018	-	-	-	-	-	-	2,113	-	-	47,500
	SO	7/1/2018	6/11/2018	-	-	-	-	-	-	-	6,339	22.48	21,338
(a)	“MICP” means estimated possible payout of annual incentive compensation under the MICP. “PSU” means estimated future payout under performance unit. “RSU” means restricted stock unit award. “CAP” means shares purchased under our Capital Accumulation Plan. “SO” means stock options.
(b)	Represents date on which values of the awards were approved by the Compensation Committee.
(c)	Represents amounts that could have been paid under the MICP for service rendered during fiscal 2019.

(d)	Each executive had the opportunity to increase his or her targeted bonus potential as a percentage of base salary by 3% for each 1% that actual performance exceeded budgeted performance up to 105% of budgeted performance, and by 6% for each 1% thereafter, subject to a cap at a 175% payout for actual performance equal to 115% of budgeted performance.
(e)	Represents performance units which vest only if performance criteria are met three years after the grant date.
(f)	Represents restricted stock units subject to time-based vesting. 50% of the inducement award granted to Mr. Zurbay on June 29, 2018 vests on the first anniversary of the date of grant and the remaining 50% of the award vests on the second anniversary of the date of grant. The sign-on award granted to Ms. Frohning on May 21, 2018 vests 100% on the third anniversary of the date of grant. The 67,506 RSUs granted to Mr. Korsh and the 56,255 RSUs shares granted to Mr. Pohlman, both of which were issued pursuant to restrictive covenants, severance and change in control agreements, vest 25%, 25% and 50% each year, starting one year after the date of grant. All other RSU grants vest 20% each year, starting one year after the date of grant. Dividends declared and paid on shares of our common stock are accrued at the same rate on this restricted stock (dividend equivalents in the case of restricted stock units). Accrued amounts are forfeitable and not paid until the related award vests. No preferential dividends are paid on such awards.
(g)	Represents stock options subject to time-based vesting. With the exception of the SO for 99,250 shares granted to Mr. Zurbay as an inducement to his employment, which vests one-third each year starting one year after the date of grant, these awards vest in full three years after date of grant.
(h)	Represents the grant date fair value of performance units, shares of restricted stock, stock options and restricted stock units awarded to each named executive officer, computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our named executive officers at fiscal year-end 2019. Information for our active named executive officers, as defined in “Compensation Discussion and Analysis,” appears above the line, and information for our other named executive officer appears below the line.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark S. Walchirk	7/1/2018	-		99,956	(a)	22.48	7/1/2028	-		-	-		-
	12/1/2017	-		52,764	(a)	35.41	12/1/2027	-		-	-		-
	7/1/2018	-		-		-		35,632	(b)	780,341	-		-
	12/1/2017	-		-		-	-	7,296	(b)	159,782	-		-
	12/1/2017	-		-		-	-	28,241	(c)	618,478	-		-
	NA	-		-		-	-	5,766	(d)	126,275	-		-
	8/7/2018	-		-		-	-	-		-	68,950	(e)	1,510,005
	12/1/2017	-		-		-	-	-		-	30,147	(e)	660,219
Donald J. Zurbay	7/1/2018	-		33,363	(a)	22.48	7/1/2028	-		-	-		-
	6/29/2018	-		99,250	(f)	22.67	6/29/2018	-		-	-		-
	7/1/2018	-		-		-	-	11,121	(b)	243,550	-		-
	6/29/2018	-		-		-	-	30,878	(c)	676,228	-		-
	8/7/2018	-		-		-	-	-		-	22,242	(e)	487,100
Les B. Korsh	7/1/2018	-		14,179	(a)	22.48	7/1/2028	-		-	-		-
	7/1/2017	-		11,845	(a)	47.51	7/1/2027	-		-	-		-
	7/1/2016	-		10,379	(a)	48.47	7/1/2026	-		-	-		-
	7/1/2015	6,250	(g)	18,750	(g)	56.66	7/1/2025	-		-	-		-
	7/1/2018	-		-		-	-	4,726	(b)	103,499	-		-
	6/11/2018	-		-		-	-	67,506	(h)	1,478,381	-		-
	7/1/2017	-		-		-	-	1,789	(b)	39,179	-		-
	7/1/2016	-		-		-	-	1,053	(b)	23,061	-		-
	7/1/2015	-		-		-	-	1,016	(b)	22,250	-		-
	7/1/2014	-		-		-	-	379	(b)	8,300	-		-
	NA	-		-		-	-	5,647	(d)	123,669	-		-
	8/7/2018	-		-		-	-	-		-	9,453	(e)	207,021
	7/1/2017	-		-		-	-	-		-	3,727	(e)	81,621
	7/1/2016	-		-		-	-	-		-	2,940	(e)(i)	64,386
Kevin M. Pohlman	7/1/2018	-		13,345	(a)	22.48	7/1/2028	-		-	-		-
	8/7/2017	-		5,539	(a)	39.23	8/1/2027	-		-	-		-
	7/1/2017	-		13,935	(a)	47.51	7/1/2027	-		-	-		-
	7/1/2018	-		-		-	-	4,448	(b)	97,411	-		-
	6/11/2018	-		-		-	-	56,255	(h)	1,231,985	-		-
	8/7/2017	-		-		-	-	764	(b)	16,732	-		-
	7/1/2017	-		-		-	-	2,105	(b)	46,100	-		-
	7/1/2016	-		-		-	-	1,393	(b)	30,507	-		-
	9/21/2015	-		-		-	-	627	(b)	13,731	-		-
	N/A	-		-		-	-	2,233	(d)	48,903	-		-
	8/7/2018	-		-		-	-	-		-	8,897	(e)	194,844
	8/7/2017	-		-		-	-	-		-	2,177	(e)	47,676
	7/1/2017	-		-		-	-	-		-	4,385	(e)	96,032
	7/1/2016	-		-		-	-	-		-	1,946	(e)(i)	42,617

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrea L. Frohning	7/1/2018	-	10,009	(a)	22.48	7/1/2028	-		-	-		-
	7/1/2018	-	-		-	-	3,336	(b)	73,058	-		-
	5/21/2018	-	-		-	-	11,312	(j)	247,733	-		-
	8/7/2018	-	-		-	-	-		-	6,673	(e)	146,139
Dennis W. Goedken	7/1/2018	-	6,339	(a)	22.48	7/1/2028	-		-	-		-
	7/1/2018	-	-		-	-	2,113	(k)	46,275	-		-
	7/1/2017	-	-		-	-	1,038	(b)	22,732	-		-
	7/1/2016	-	-		-	-	744	(b)	16,294	-		-
	7/1/2015	-	-		-	-	476	(l)	10,424	-		-
	7/1/2014	-	-		-	-	283	(l)	6,198	-		-
(a)	Represents nonqualified stock options, which vest in full three years after grant.
(b)	Represents restricted stock units, which vest 20% each year, starting one year after grant.
(c)	Represents restricted stock units, which vest 50% each year, starting one year after grant.
(d)	Represents restricted stock purchased under our Capital Accumulation Plan. The restriction period is three years from grant, unless an extension is elected by the plan participant.
(e)	Represents performance units, which vest only if three-year performance criteria are met.
(f)	Represents nonqualified stock options, which vest one-third each year, starting one year after grant.
(g)	Represents nonqualified stock options, which vest 25% three years after grant, another 25% four years after grant and the remaining 25% five years after grant.
(h)	Represents restricted stock units, which vest 25% one year after grant, another 25% two years after grant and the remaining 50% three years after grant.
(i)	These performance units were determined to pay out at zero percent.
(j)	Represents restricted stock units, which vest 100% three years after grant.
(k)	Represents restricted stock units, which vest one-third each year, starting one year after grant.
(l)	Represents restricted stock awards, which vest 20% each year, starting one year after grant.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of restricted stock for our named executive officers during fiscal 2019. Information for our active named executive officers, as defined in “Compensation Discussion and Analysis,” appears above the line, and information for our other named executive officer appears below the line.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark S. Walchirk	-	-	30,063	764,502
Donald J. Zurbay	-	-	-	-
Les B. Korsh	-	-	2,723	58,730
Kevin M. Pohlman	-	-	3,728	79,492
Andrea L. Frohning	-	-	-	-
Dennis W. Goedken	-	-	1,324	30,001

For stock awards, the numbers in the table above represent portions of the restricted stock awarded during fiscal 2014 through 2018 that vested and were released during fiscal 2019 (i.e., each such award vests in 20% increments over five years), except for 1,039 of the shares listed for Mr. Korsh and 2,234 of the shares listed for Mr. Pohlman, which are shares purchased under our Capital Accumulation Plan for which the restrictions lapsed. The values in the table above are based on the closing price of our common stock on the date the shares vested or the restrictions lapsed.

Potential Payments upon Termination or Change-in-Control

Upon the termination of a named executive officer, such person may be entitled to payments or the provision of other benefits, depending on the event triggering the termination. The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change-in-control date of April 27, 2019, and a stock price of $21.90 per share, which was the closing price of one share of our common stock on April 26, 2019 (the last trading day of fiscal 2019).

	Mark S. Walchirk	Donald J. Zurbay	Les B. Korsh	Kevin M. Pohlman	Andrea L. Frohning
Involuntary Termination without Cause
Severance/Salary Continuation	$2,028,125	$1,066,406	$647,000	$579,250	$656,251
Annual Cash Incentive	656,250	278,906	141,000	162,750	131,251
Capital Accumulation Plan Benefits	126,275	-	123,669	48,903	-
Total:	$2,810,650	$1,345,312	$911,669	$790,903	$787,502
Involuntary Termination without Cause following Change-in-Control, or Voluntary Termination following Change-in-Control
Severance/Salary Continuation	$3,600,000	$1,946,875	$1,440,000	$910,000	$892,502
Annual Cash Incentive	1,050,000	371,875	240,000	210,000	192,502
Accelerated Restricted Stock, Restricted Stock Units and Performance Units	3,728,825	1,406,878	2,027,699	1,817,634	466,930
Capital Accumulation Plan Benefits	126,275	-	123,669	48,903	-
Total:	$8,505,101	$3,725,628	$3,831,368	$2,986,537	$1,551,934
Death or Disability
Accelerated Restricted Stock, Restricted Stock Units and Performance Units	$2,170,224	$487,100	$353,028	$381,170	$146,139
Capital Accumulation Plan Benefits	126,275	-	123,669	48,903	-
Total:	$2,296,500	$487,100	$476,697	$430,072	$146,139
Retirement
Total:	$-	$-	$-	$289,118	$-

Agreements with Active Named Executive Officers

Patterson has entered into agreements with its active named executive officers providing them with certain severance and change-in-control benefits in exchange for their agreement to certain restrictive covenants:

■	In October 2017, we entered into an employment agreement with Mr. Walchirk. Under the terms of the agreement, Mr. Walchirk’s employment will continue until November 20, 2020, at which time, unless notice to the contrary has been provided, the term will renew for successive 12-month periods. The agreement provides for an annual base salary of $850,000 as well as participation in our other employee benefit plans and reimbursement for business expenses. Mr. Walchirk also is eligible to earn annual cash incentive compensation, which is payable if a threshold level of performance is achieved, pursuant to the MICP. If performance at target under the MICP is achieved, Mr. Walchirk’s annual cash incentive compensation would be $1,050,000 for any full year of employment. In addition, Mr. Walchirk is eligible to receive annual long-term equity-based incentive compensation pursuant to the Amended and Restated 2015 Omnibus Incentive Plan, or any successor plan thereto, which awards currently consist of performance stock units, stock options, and restricted stock units, with an aggregate target value of $3,100,000. Mr. Walchirk’s equity awards for fiscal year 2018 were granted on December 1, 2017. Mr. Walchirk’s base salary, annual cash incentive compensation, and annual long-term equity-based incentive compensation will be reviewed on an annual basis and may be increased by the Board. Mr. Walchirk’s agreement also provides for an inducement award. On December 1, 2017, Mr. Walchirk was granted a restricted stock unit award outside the Amended and Restated 2015 Omnibus Incentive Plan covering a number of shares of our common stock with a value of $2,000,000 based on the per-share closing price of our common stock on the date of grant. Such award will vest, assuming continued employment, to the extent of 50% of the award on December 1, 2018 and the remaining 50% of the award on December 1, 2019. In addition, upon commencement of his employment, Mr. Walchirk received a lump-sum cash bonus of $100,000. If, during his term of employment, we terminate Mr. Walchirk without cause, Mr. Walchirk would be entitled to severance benefits, paid in a lump sum, including 24 months of base salary, cash incentive compensation equal to an average of the last three years of actual MICP incentives, proration of the current year MICP incentive based on actual performance, and 18 months of COBRA. With a change in control, such severance benefits, also paid in a lump sum, would include 36 months of base salary, cash incentive compensation equal to his then current target MICP incentive, proration of the current year MICP incentive based on target performance, and 18 months of COBRA. Mr. Walchirk also agreed to certain nondisclosure and non-disparagement provisions during his term of employment and any time thereafter, and certain non-competition and non-solicitation provisions during his term of employment and for three years thereafter.

■	In May 2018, we entered into an offer letter and an inducement, severance and change-in-control agreement with Mr. Zurbay. Pursuant to the offer letter, Mr. Zurbay’s employment, which commenced on June 29, 2018, is on an at-will basis. The offer letter provides for an annual base salary of $525,000 as well as participation in our other employee benefit plans and reimbursement for business expenses. Mr. Zurbay also is eligible to earn annual cash incentive compensation, which is payable if a threshold level of performance is achieved, pursuant to the MICP. If performance at target under the MICP is achieved, Mr. Zurbay’s annual cash incentive compensation would be 85% of his base salary. In addition, Mr. Zurbay is eligible to receive annual long-term equity-based incentive compensation pursuant to the Amended and Restated 2015 Omnibus Incentive Plan, or any successor plan thereto, which awards currently consist of restricted stock units, performance stock units, and stock options, with an aggregate target value of $1,000,000. The equity awards for fiscal year 2019 were granted on July 1, 2018. Mr. Zurbay’s base salary, annual cash incentive compensation, and annual long-term equity-based incentive compensation will be reviewed on an annual basis and may be adjusted by the Board. His agreement also provided for an inducement award consisting of a combination of stock options and restricted stock units. On June 29, 2018, Mr. Zurbay was granted a non-statutory stock option and a restricted stock unit award, both outside the Amended and Restated 2015 Omnibus Incentive Plan. The stock option has an approximate value of $750,000, a per-share exercise price equal to the per-share closing price of our common stock on the date of grant, and a term of ten years. Such award will vest, subject to continued employment, to the extent of one-third of the award on June 29, 2019, one-third of the award on June 29, 2020, and the remaining one-third of the award on June 29, 2021. The restricted stock unit award covered a number of shares of our common stock with a value of $700,000 based on the per-share closing price of our common stock on the date of grant. Such award will vest, assuming continued employment, to the extent of 50% of the award on June 29, 2019 and the remaining 50% of the award on June 29, 2020. Under the agreement, if we terminate Mr. Zurbay without cause, Mr. Zurbay would be entitled to severance benefits, paid in equal monthly installments over an 18-month period, including (a) one-and-one-half (1.5) times his then current base salary, (b) cash incentive compensation equal to an average of the last three years of actual MICP incentives, (c) proration of the current year MICP incentive based on actual performance, and (d) 18 months of COBRA. With a change in control and a termination without cause or a resignation for good reason, such severance benefits would be paid in a lump sum and would include (a) two (2) times his then current base salary, (b) cash incentive compensation equal to his then current target MICP incentive, (c) proration of the current year MICP incentive based on target performance, and (d) 18 months of COBRA. As set forth in the agreement, Mr. Zurbay also agreed to certain nondisclosure and non-disparagement provisions during his employment and any time thereafter, and certain non-competition and non-solicitation provisions during his employment and for 24 months thereafter.

■	In June 2018, we entered into restrictive covenants, severance and change-in-control agreements with Messrs. Korsh and Pohlman. In May 2018, we entered into a restrictive covenants severance and change-in-control agreement with Ms. Frohning. These individuals are our three active named executive officers who are not subject to employment agreements. The agreements provide the executives with certain severance benefits. In connection with a termination of the executive’s employment without cause (as defined), the executive will receive in equal monthly installments over an 18-month period (A) cash in an amount equal to the sum of (i) one-and-one-half (1.5) times the executive’s then current base salary and (ii) the average of the executive’s annual cash incentive compensation paid under the MICP for each of the last three full fiscal years prior to the year in which the executive’s employment is terminated, (B) cash in an amount equal to the executive’s prorated annual cash incentive compensation under the MICP for the fiscal year in which termination occurs based on actual performance through the date of termination, and (C) if timely elected, up to 18 months of Company-paid COBRA benefits. In the event that (x) the executive’s employment is terminated without cause (as defined) or (y) the executive resigns the executive’s employment for good reason (as defined), in either case within two year immediately following a change in control (as defined), the executive will, in lieu of the above-described severance benefits, receive in a lump sum (A) cash in an amount equal to the sum of (i) two (2) times the executive’s then current base salary and (ii) the executive’s target annual cash incentive compensation under the MICP for the fiscal year in which the executive’s employment is terminated, (B) cash in an amount equal to the executive’s prorated annual cash incentive compensation under the MICP for the fiscal year in which termination occurs based on the executive’s target award through the date of termination, and (C) if timely elected, up to 18 months of Company-paid COBRA benefits. In exchange for the severance benefits, the executive must sign and not revoke a waiver and release agreement. In consideration of the severance benefits and the below-described restricted stock unit award, each executive also has agreed to certain restrictive covenants including but not limited to post-employment non-compete and non-solicitation provisions for a restricted period (as defined). The restricted period is eighteen (18) months following the voluntary or involuntary termination of executive’s employment for whatever reason; provided, however, that it shall be twenty-four (24) months following (i) the involuntary termination of executive’s employment without cause (as defined) within two (2) years immediately following a change in control (as defined) or (ii) the executive’s resignation for good reason (as defined) within two (2) years immediately following a change in control (as defined). Each executive further agreed that we may terminate the executive’s right to the unvested restricted stock unit award, and may require reimbursement to our company by the executive of any incentive compensation previously paid or vested within the prior 12-month period, in certain circumstances. Upon entry into such agreements, Messrs. Korsh and Pohlman each received a one-time restricted stock unit award with the value set forth below under our Amended and Restated 2015 Omnibus Incentive Plan that will vest, assuming continued employment, to the extent of 25% of the award on June 11, 2019, 25% of the award on June 11, 2020 and the remaining 50% of the award on June 11, 2021: Mr. Pohlman ($1,250,000) and Mr. Korsh ($1,500,000). Upon entry into such agreement, Ms. Frohning received a one-time restricted stock unit award with a value of $250,000 under our Amended and Restated 2015 Omnibus Incentive Plan that will vest, assuming continued employment, to the extent of 100% of the award on May 21, 2021.

Our equity plans and inducement awards issued outside such plans also provide change-in-control benefits. As described below, our Amended and Restated 2015 Omnibus Incentive Plan only provides such benefits in connection with a change in control and a subsequent event (a “double trigger”), which we believe enables us to better balance the employee’s need for certainty with the interests of our shareholders.

■	Our Amended and Restated Equity Incentive Plan provides that awards issued under that plan are fully vested and all restrictions on the awards lapse in the event of a change-in-control, as defined in such plan.
■	Under our Amended and Restated 2015 Omnibus Incentive Plan, if the surviving or acquiring company in a change-in-control assumes our company’s outstanding incentive awards or provides for their equivalent substitutes, such plan provides for accelerated vesting of incentive awards following a change-in-control only upon the termination of the employee’s service, a material reduction in an employee’s base salary, a discontinuation of participation in certain long-term cash or equity benefits provided to comparable employees, a significant change in job responsibilities or the need to relocate, provided these events occur within two years of a change-in-control. The inducement awards issued outside our equity plans provide for the same change-in-control benefits.

■	Additionally, our Capital Accumulation Plan provides that on an event of acceleration, as defined in the plan, the restrictions on shares of restricted stock lapse and such stock becomes fully vested. An event of acceleration occurs if (a) a person has acquired a beneficial ownership interest in 30% or more of the voting power of our company, (b) a tender offer is made to acquire 30% or more of our company, (c) a solicitation subject to Rule 14a-11 of the Exchange Act relating to the election or removal of 50% or more of our Board of Directors occurs, or (d) our shareholders approve a merger, consolidation, share exchange, division or sale of our company’s assets.

Agreements with Other Named Executive Officers

In July 2018, to assist in the integration of Mr. Zurbay, we entered into an agreement with Mr. Goedken, pursuant to which he received a one-time lump-sum payment of $75,000. Following his service as interim Chief Financial Officer and Treasurer, Mr. Goedken became eligible for severance benefits under a broad-based severance plan. Upon involuntary termination of his employment, he would be eligible to receive severance benefits equal to 12 months of base salary and the average of his three prior year payments under the MICP.

Compensation Policies and Practices as They Relate to Risk Management

Our Compensation Committee conducts an annual risk assessment of its compensation policies and practices for all employees, including executive officers. As noted above in “Compensation Discussion and Analysis,” the committee reviewed our company’s risk assessment process and results and determined that our compensation programs are unlikely to create a material adverse effect on Patterson.

CEO Pay Ratio

Congress has enacted requirements commonly referred to as “pay ratio” rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As required by these rules and Item 402(u) of Regulation S-K, we have calculated:

■	The estimated median of the annual total compensation of all employees, except our President and Chief Executive Officer (our “non-CEO median employee”);
■	The annual total compensation of our President and Chief Executive Officer (our “CEO”); and
■	The estimated ratio of the annual total compensation of our CEO to the annual total compensation of our non-CEO median employee.

In fiscal 2018, to identify our non-CEO median employee, we used a commonly accepted compensation measure, “total cash compensation,” calculated including annual base pay plus all commissions and bonuses paid during the fiscal year. We used April 27, 2018, the last business day of fiscal 2018, as our determination day, and included all 7,727 full-time, part-time, seasonal, and temporary employees then working for Patterson Companies, Inc. globally, other than our CEO. We annualized pay for those who commenced work during the fiscal year. For fiscal 2019, using the non-CEO median employee we identified for fiscal 2018, we calculated annual total compensation for both our CEO and our non-CEO median employee, using the same definition for total compensation set forth in this proxy statement’s Summary Compensation Table plus the value of benefits and employer retirement contributions not reported therein. These benefits include company contributions to the medical, dental and basic life insurance plans and ESOP. Our non-CEO median employee’s annual total compensation for fiscal 2019 under this definition was $60,645.

Mr. Walchirk’s total compensation for fiscal 2019 was $4,425,106, which included a base salary of $850,005, equity grants with a total grant date fair value of $2,697,818, non-equity incentive plan compensation of $656,250, and all other compensation, including the value of benefits, totaling $221,033.

Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our non-CEO median employee was 73:1.

Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated pay ratio reported above should not be used as a basis for comparison between companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee, which is responsible for reviewing any proposed transaction with a related person, has adopted a written policy and procedures for the review, approval and ratification of any related person transaction requiring disclosure under Item 404(a) of Regulation S-K. This policy states that such committee is responsible for reviewing and approving or disapproving all related person transactions, which are defined as any transaction, arrangement or relationship in which (a) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) our company will be a participant, and (c) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for director, or a greater than five percent beneficial owner of our company’s common stock, or an immediate family member of the foregoing. Except as set forth below, there were no transactions requiring disclosure under Item 404(a) of Regulation S-K during fiscal 2019. All future transactions between us and our executive officers, directors and principal shareholders and their affiliates will be reviewed and approved or disapproved by our Audit Committee pursuant to the foregoing policy.

On February 4, 2019, we began employing Eric Shirley as President of Patterson Dental. Prior to joining Patterson Dental, Mr. Shirley served as Chief Commercial Officer of Midmark Corporation (“Midmark”). In the ordinary course of business our company purchased approximately $48.2 million of products from Midmark during Midmark’s fiscal year that is most closely aligned with our fiscal 2019. Although these transactions occurred before Mr. Shirley became a related person, they are being disclosed, and were approved by our Audit Committee pursuant to the above-described policy, because such transactions continued after Mr. Shirley became one of our executive officers.

Despite not being transactions requiring disclosure under Item 404(a) of Regulation S-K, as part of our Board of Director’s evaluation of director independence, our Board reviewed and considered our company’s ongoing transactions with Ecolab Inc. (“Ecolab”), where director Alex N. Blanco is employed as Executive Vice President and Chief Supply Chain Officer, and our company’s engagement of Spencer Stuart in connection with various executive officer searches, where director Ellen A. Rudnick’s husband had served as a partner through December 31, 2009, and subsequently performed certain part-time consulting through May 1, 2018 on mentoring/training new hires for the company unrelated to any client work. In the ordinary course of business, (1) our company purchased approximately $13.6 million of products from Ecolab, and Ecolab purchased approximately $1.2 million of products from our company, during Ecolab’s fiscal year that is most closely aligned with our fiscal 2019, which aggregate amount represented less than 5% of Ecolab’s consolidated gross revenues for that year and which aggregate amount was immaterial to either company’s revenues or operations, and (2) our company purchased approximately $0.3 million of services from Spencer Stuart during Spencer Stuart’s fiscal year that is most closely aligned with our fiscal 2019, which amount represented less than 5% of Spencer Stuart’s consolidated gross revenues for that year and which amount was immaterial to either company’s revenues or operations.

PROPOSAL NO. 2
AMENDMENT TO AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

Proposed Amendment to the Plan

Subject to shareholder approval, our Board of Directors has approved an amendment to the Patterson Companies, Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”), effective June 11, 2019, which would increase the number of shares reserved for issuance by 2,250,000, increasing the authorized pool thereunder from 6,750,000 to 9,000,000, subject to adjustment as provided therein.

The ESPP is intended to promote the best interests of our company and its shareholders by permitting eligible employees to purchase our common stock through payroll deductions at a purchase price equal to 85% of the lower of the fair market value of the common stock on the offering date or at the end of each purchase period during the applicable offering period.

Approval of the amendment will serve the interests of our company and our shareholders by continuing to provide employees of our company and designated subsidiaries with an opportunity to purchase our common stock at a discount to fair market value through accumulated payroll deductions. We believe it is in the best interests of our shareholders that our employees own our common stock, thus aligning employee and shareholder interests, and that offering the ESPP enhances our ability to attract and retain highly qualified people capable of assuring our growth, profitability and long-term success.

We have also made certain administrative changes to plan provisions relating to the authority of the Board of Directors, or a committee appointed by the Board, to determine (1) the meaning of “compensation” on a uniform and nondiscriminatory basis, (2) the commencement date and duration of offering periods, (3) alternate methods of payment by plan participants, and (4) whether to delegate certain of its authority under the plan.

If the shareholders approve this proposal, the amended plan will become effective as of the date of shareholder approval. If shareholders do not approve this proposal, the amendment of the plan described in this proposal will not take effect and our ESPP will continue to be administered in its current form; however, we believe we would have insufficient capacity to honor all purchases thereunder during fiscal year 2020.

Our Board of Directors recommends that you vote FOR approval of this proposal.

Description of the Plan

The following summary of the major features of our ESPP does not purport to be complete and is qualified in its entirety by the full text of the ESPP, which, as amended, is attached to this proxy statement as Annex A.

Purpose. The purpose of the ESPP is to provide employees of our company and designated subsidiaries with an opportunity to purchase our common stock through accumulated payroll deductions pursuant to a plan that qualifies for beneficial tax treatment under Section 423 of the Internal Revenue Code as an “employee stock purchase plan.”

Plan Administration. The ESPP may be administered and interpreted by our Board of Directors or any committee appointed by the Board. The decisions and determinations of the Board or any such committee will be final, conclusive and binding on all participants in the ESPP.

Stock Subject to the Plan. Under the ESPP, eligible employees may purchase shares of common stock through payroll deductions at a discount from market price. As of July 19, 2019, 167,761 shares remained available for issuance under the ESPP. An additional 2,250,000 shares of common stock, subject to adjustments for stock splits, will be available for purchase under the ESPP, assuming our shareholders approve this proposal. The common stock issued under the ESPP will be from authorized but unissued shares of our common stock.

Eligibility. To be eligible to participate in the ESPP, an employee must (1) be employed by our company or a designated subsidiary for three consecutive months, (2) customarily work at least 20 hours per week and more than five months each calendar year, and (3) may not own 5% or more of the combined voting power or value of our capital stock or that of any of our subsidiaries. Non-employee directors are not eligible to participate in the ESPP. As of July 19, 2019, approximately 6,905 employees were eligible to participate in the ESPP. Under the ESPP, no employee may purchase more than $25,000 worth of common stock (based on the fair market value of the common stock on the first day of the offering period) during any calendar year.

Offering Periods and Purchase Periods. The ESPP has historically been administered through 12-month offering periods with a new offering period beginning on or about January 2 and continuing through December 31 of each year. The Board has the power to change the duration of offering periods with respect to future offerings without shareholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first affected offering period. Historically, each offering period had four three-month purchase periods ending with exercise dates of March 31, June 30, September 30 and December 31. During the offering periods, participating employees accumulate funds in an account used to buy common stock through payroll deductions. Payroll deductions accrue at a rate of not less than $10 per pay period and not more than 10% of an employee’s compensation (excluding incentive compensation, bonuses and other incentive payments) paid during each payroll period in a purchase period. A participant may not make any additional payments into such account. At the end of each purchase period, the purchase price is determined and the participating employee’s accumulated funds are used to purchase the appropriate whole number of shares of common stock. The purchase price per share of common stock is 85% of the lesser of (a) the fair market value of the common stock on the first day of the offering period and (b) the fair market value on the last trading day of the purchase period. The ESPP defines “fair market value” to be the closing price of our common stock for such date as reported by Nasdaq. On July 19, 2019, the closing price of our common stock, as reported on the Nasdaq Global Select Market, was $20.28 per share.

Effect of Termination. Employees who terminate their employment for any reason prior to the last trading day of a purchase period will not be allowed to acquire shares under the ESPP for that purchase period. Upon termination of employment, we will pay the balance in the employee’s account to the employee or to his or her estate without interest.

Transferability. Neither payroll deductions credited to an employee’s account under the ESPP nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the employee, other than by will or the laws of descent and distribution. However, a participant in the ESPP may designate a beneficiary to receive any shares or cash remaining in such employee’s account at the time of his or her death by providing written notice of such designation to us.

Changes in Control. In the event of a merger or sale of all or substantially all of our assets, each option to purchase shares during an ongoing offering period will be assumed or substituted for by the successor corporation, unless the Board determines in its sole discretion and in lieu of such assumption or substitution that the participants shall have the right to exercise the options as to all of the optioned stock, including shares as to which the options would not otherwise be exercisable. In the event of a proposed liquidation or dissolution, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

Termination or Amendment of the Plan. The Board may at any time terminate or amend the ESPP; provided, however, that no such termination can affect options previously granted, nor may an amendment make any change in any option previously granted which adversely affects the rights of any participant, nor may an amendment be made without shareholder approval if such amendment would (1) increase the number of shares that may be issued under the ESPP, (2) permit payroll deductions at a rate in excess of 10% of the participant’s compensation, (3) change the designation of the employees eligible to participate, or (4) materially increase the benefits which may accrue to participants under the ESPP. Unless sooner terminated, the ESPP is intended to continue for a period of indefinite duration.

New Plan Benefits

Amended and Restated Employee Stock Purchase Plan

Participation in the ESPP is voluntary. Because benefits under the ESPP depend on eligible employees’ elections to participate and the fair value of our common stock on future dates, we are unable to predict the amount of benefits that will be received by or allocated to any particular participant under the ESPP. As a result, the following table sets forth the dollar amount and the number of shares purchased under the ESPP during fiscal 2019 by (1) each of our named executive officers, (2) all executive officers as a group, (3) all non-employee directors as a group and (4) all employees other than executive officers as a group.

Name and Position	Dollar Value(s) ($)(a)	Number of Shares (#)
Mark S. Walchirk President and Chief Executive Officer of Patterson Companies, Inc.	1,224	373
Donald J. Zurbay Chief Financial Officer and Treasurer of Patterson Companies, Inc.	-	-
Andrea L. Frohning Chief Human Resources Officer of Patterson Companies, Inc.	-	-
Kevin M. Pohlman President of Patterson Animal Health	2,574	775
Les B. Korsh Vice President, General Counsel and Secretary of Patterson Companies, Inc.	-	-
Dennis W. Goedken Former Interim Chief Financial Officer and Treasurer of Patterson Companies, Inc.	2,493	734
Executive Group	6,290	1,883
Non-Executive Director Group (b)	-	-
Non-Executive Officer Employee Group	1,259,904	379,047
(a)	The dollar value of shares purchased under the ESPP during fiscal 2019 was computed by multiplying the number of shares purchased by the difference between (1) the market price of our common stock at the close of trading on the trading date immediately preceding the purchase date and (2) the purchase price of such shares. In accordance with the terms of the ESPP, the shares of common stock were purchased at a price equal to 85% of the lesser of the fair market value of our common stock on the first day of the offering period or the last trading day of the purchase period.
(b)	Non-employee directors are not eligible to participate in the ESPP.

Federal Income Tax Information

The following discussion is only a brief summary of the material federal income tax consequences to us and the participating employees in the United States in connection with the ESPP. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on the Internal Revenue Code as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The discussion does not address the consequences of applicable state, local or foreign tax laws.

Under the Code, we are deemed to grant employee participants in the ESPP an “option” on the first day of each offering period to purchase as many shares of our common stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the offering period. On the last day of each purchase period, the purchase price is determined and the employee is deemed to have exercised the “option” and purchased the number of shares of common stock his or her accumulated payroll deductions will purchase at the purchase price.

The amounts deducted from a participating employee’s pay pursuant to the ESPP will be included in the employee’s compensation and be subject to federal income and employment tax. Generally, no additional income will be recognized by the employee either at the beginning of the offering period, when the “option” is granted, or at the time the employee purchases shares of common stock pursuant to the ESPP.

The required holding period for favorable federal income tax treatment upon disposition of common stock acquired under the ESPP is the later of (1) two years after the deemed “option” is granted (the first day of an offering period), or (2) one year after the deemed “option” is exercised and the common stock is purchased (the last day of a purchase period). When the common stock is disposed of after this period, or after the employee’s death if the employee dies while holding the common stock (a “qualifying disposition”), the employee (or in the case of death the employee’s estate) realizes ordinary income to the extent of the lesser of (a) the amount by which the fair market value of the common stock at the time the deemed “option” was granted exceeded the “option price,” or (b) the amount by which the fair market value of the common stock at the time of the disposition exceeded the “option price.” The “option price” is equal to 85% of the lesser of the fair market value of the common stock on the first day of the offering period or the fair market value of the common stock on the last day of the purchase period. Thus, the maximum amount of gain taxable as ordinary income is the amount of the 15% discount measured as of the last day of a purchase period. Any further gain or loss recognized on a qualifying disposition will be long-term capital gain or loss. If the sale price is less than the option price, there is no ordinary income and any loss recognized generally will be a long-term capital loss.

When an employee sells or disposes of the common stock (including by way of most gifts) before the expiration of the required holding period (a “disqualifying disposition”), the employee recognizes ordinary income to the extent of the difference between the price actually paid for the common stock and the fair market value of the common stock at the date the option was exercised (the last day of a purchase period), regardless of the price at which the common stock is sold. Any additional gain or loss recognized upon the disqualifying disposition will be capital gain or loss. The capital gain or loss will be long-term if the employee held the shares more than 12 months. Even though an employee must treat part of his or her gain on a qualifying disposition of the common stock as ordinary income, we may not take a business deduction for such amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee must report as ordinary income qualifies as a business deduction for us for the year of such disposition.

Vote Required

The affirmative vote of the greater of (1) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on this proposal at the meeting and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required to approve this proposal. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares on this proposal. Our Board of Directors recommends that you vote FOR approval of this proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 27, 2019 about our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,741,829	(2)	$41.14	8,596,297	(3)
Equity compensation plans not approved by security holders	99,250	(4)	$22.67	-
Total	1,841,079		$39.96	8,596,297
(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding performance unit awards, which have no exercise price.
(2)	Represents (a) 663,287 shares of our common stock to be issued upon exercise of outstanding stock options under the Amended and Restated Equity Incentive Plan, and (b) 793,339 shares of our common stock to be issued upon exercise of outstanding stock options and 285,203 performance stock units granted at target and unvested under the Amended and Restated 2015 Omnibus Incentive Plan.
(3)	Represents 7,556,167 shares of our common stock available for issuance under the Amended and Restated 2015 Omnibus Incentive Plan, which replaced our Amended and Restated Equity Incentive Plan (under which no new awards may be granted), 288,644 shares of our common stock available for issuance under the Employee Stock Purchase Plan, 551,559 shares of our common stock available under the Capital Accumulation Plan (which includes 317,019 restricted awards unvested under such plan), and 199,927 shares of our common stock available under the 2014 Sharesave Plan.
(4)	Represents 99,250 shares of our common stock to be issued upon exercise of outstanding stock options granted to Mr. Zurbay as an inducement to his employment.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are committed to a compensation philosophy that links executive compensation to the attainment of business objectives and earnings performance, over the near and longer term, which in turn enables us to attract, retain and reward executive officers who contribute to our success.

To fulfill this philosophy, our Compensation Committee seeks to provide market-competitive compensation packages that emphasize our commitment to consistent long-term profitable growth and our belief that a substantial portion of the total compensation received by our executive officers should be dependent upon the performance of the business annually and over time.

We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve the business goals of our company and reward them for achieving these goals. We believe our executive compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the “Executive Compensation” section of this proxy statement for additional details regarding our executive compensation.

Congress has enacted requirements commonly referred to as “say on pay” rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As required by these rules and related Securities and Exchange Commission rules under Section 14A of the Exchange Act, we are asking our shareholders to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Patterson Companies, Inc. (“Patterson”) that the shareholders approve the compensation of Patterson’s named executive officers as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules.

As an advisory vote, this proposal is non-binding. Although this vote is non-binding, our Board of Directors and Compensation Committee value the opinions of our shareholders, and will, as they did last year, consider the outcome of this vote when making future compensation decisions for our named executive officers. Our Compensation Committee has implemented an annual advisory vote on our executive compensation program, so it is anticipated that the next advisory vote on executive compensation will occur at our 2020 annual meeting of shareholders.

Vote Required

The affirmative vote of the greater of (1) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on this proposal at the meeting and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required to approve this proposal. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares on this proposal. Our Board of Directors recommends that you vote FOR approval of this proposal.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed EY as our independent registered public accounting firm for the year ending April 25, 2020. If the shareholders do not ratify the appointment at the meeting, such committee will consider selection of another firm of independent registered public accountants, but reserves the right to uphold the appointment.

Representatives of EY are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders in attendance.

Principal Accountant Fees and Services

EY was our independent registered public accounting firm for the two most recently completed fiscal years. Aggregate fees for professional services rendered for our company by EY for such fiscal years were as follows:

	Fiscal Year Ended April 27, 2019	Fiscal Year Ended April 28, 2018
Audit Fees	$2,830,124	$2,870,127
Audit-Related Fees	67,000	65,000
Tax Fees	60,909	91,292
All Other Fees	3,600	1,955
Total	$2,961,633	$3,028,374

Audit fees were for professional services rendered for the audits of the consolidated financial statements, statutory audits of subsidiaries, and reviews of Securities and Exchange Commission filings. Audit-related fees were for employee benefit plan audits, audits in connection with proposed transactions, and due diligence assistance on proposed transactions. Tax fees were for assistance with U.S. and international tax compliance, planning, transaction cost analyses and other tax advisory services related to various company initiatives. All other fees were for use of an online research tool proprietary to EY.

Our Audit Committee pre-approved all of the services we received from EY during fiscal 2018. Our Audit Committee also has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence. See “Our Board of Directors and Committees – Committee Responsibilities – Our Audit Committee and Its Report.”

The projects and categories of service are as follows:

Audit – These services include the work necessary for the auditor to render an opinion on our consolidated financial statements. Audit services also include audit or attest services required by statute or regulation, such as comfort letters, consents, reviews of Securities and Exchange Commission filings, statutory audits in non-U.S. locations and attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act.

Audit Related Services – These services consist primarily of audits of benefit plans, due diligence assistance, accounting consultation on proposed transactions and internal control reviews.

Tax Services – Tax services consist of acquisition due diligence, transaction cost analysis, integration matters, review and consultation on tax provision and filings and other tax matters.

Other Services – The committee believes that other services are not an integral part of the examination of our company’s financial statements, and that other services may raise a real or perceived question as to the auditor’s independence. Accordingly, a very strong rationale must be presented to support the selection of the auditor for other services, and alternative service providers should also be considered.

Recommendation

Our Audit Committee and our Board of Directors recommend that you vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending April 25, 2020.

ANNUAL REPORT TO SHAREHOLDERS

The Notice Regarding the Availability of Proxy Materials will contain instructions as to how you can access our annual report to shareholders, including our Annual Report on Form 10-K containing financial statements for the fiscal year ended April 27, 2019, over the Internet. It will also tell you how to request, free of charge, a paper or e-mail copy of our Annual Report on Form 10-K. No part of our annual report to shareholders is incorporated herein and no part of the annual report to shareholders is to be considered proxy-soliciting material.

We will furnish to each person whose proxy is being solicited, upon written request of such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to our furnishing of such exhibit(s). Written requests for copies of such exhibit(s) should be sent to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota, 55120, Attention: Investor Relations.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the proxy materials, including the Notice Regarding the Availability of Proxy Materials, with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials, including the Notice Regarding the Availability of Proxy Materials, addressed to those shareholders, unless the affected shareholder has provided contrary instructions. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are Patterson shareholders will be “householding” our proxy materials, including the Notice Regarding the Availability of Proxy Materials. A single Notice Regarding the Availability of Proxy Materials and, if applicable, a single set of proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice Regarding the Availability of Proxy Materials and, if applicable, a separate set of proxy materials, please notify your broker or us. Direct your written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota, 55120, Attention: Investor Relations, or call Investor Relations at (651) 686-1364. Shareholders who currently receive multiple copies of the proxy materials, including the Notice Regarding the Availability of Proxy Materials, at their addresses and would like to request “householding” of their communications should contact their brokers.

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

If a shareholder wishes to present a proposal for consideration for inclusion in the proxy materials for the 2020 annual meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Les B. Korsh, Vice President, General Counsel and Secretary, no later than April 7, 2020. All proposals must conform to the rules and regulations of the Securities and Exchange Commission. Our Bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8 under the Exchange Act, for shareholder proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely for consideration at the 2020 annual meeting of shareholders, a shareholder’s notice must be delivered to or mailed and received at our executive offices by June 21, 2020. In addition, the proxy solicited by the Board for the 2020 annual meeting of shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to June 21, 2020. A copy of our Bylaws may be obtained by written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Les B. Korsh, Vice President, General Counsel and Secretary. For information regarding the submission of nominees for inclusion in the proxy materials for the 2020 annual meeting of shareholders, please see “Our Board of Directors and Committees – Committee Responsibilities – Our Governance and Nominating Committee and Its Procedures for Nominations.”

OTHER MATTERS

Our Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Mark S. Walchirk
President and Chief Executive Officer

St. Paul, Minnesota
August 2, 2019

ANNEX A

PATTERSON COMPANIES, INC.
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated on June 11, 2019)

The following constitute the provisions of the Amended and Restated Employee Stock Purchase Plan of Patterson Companies, Inc. (the “Company”), a Minnesota corporation.

1.   Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.   Definitions.

a.	“Board” shall mean the Board of Directors of the Company.
b.	“Code” shall mean the Internal Revenue Code of 1986, as amended.
c.	“Common Stock” shall mean the Common Stock, $.01 par value, of the Company.
d.	“Company” shall mean Patterson Companies, Inc., a Minnesota corporation.
e.	“Compensation” shall be determined by the Committee, or its designee, in its discretion on a uniform and nondiscriminatory basis for any offering period provided that such amount is paid to an Employee directly by the Company or a Designated Subsidiary, consistent with the requirements of Code Section 423. Unless otherwise determined by the Committee, Compensation shall include all regular straight time gross earnings, payments for overtime, shift premium and commissions, but shall not include incentive compensation, bonuses, or other incentive payments.
f.	“Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.
g.	“Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
h.	“Employee” shall mean any person, including an officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.
i.	“Exercise Date” shall mean the last day of each third month during the offering period of the Plan.
j.	“Offering Date” shall mean the first day of each offering period of the Plan.
k.	“Plan” shall mean this Amended and Restated Employee Stock Purchase Plan.
l.	“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.   Eligibility.

a.	Any person who is an Employee as of the Offering Date of a given offering period and who has had Continuous Status as an Employee for three consecutive months shall be eligible to participate in such offering period under the Plan, subject to the requirements of paragraph 5(a) and the limitations imposed by Section 423(b) of the Code. All eligible Employees who elect to participate in this Plan shall have the same rights and privileges except as provided in Subparagraph (b) below.
b.	Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 425(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.   Offering Periods. Stock shall be offered for purchase under the Plan through a series of successive and/or overlapping offering periods until such time as the maximum number of shares of Company Stock available for issuance under the Plan shall have been purchased, or the Plan shall have sooner terminated in accordance with Paragraph 20 hereof. Unless otherwise determined by the Committee, the Plan shall be implemented in a series of overlapping offering periods, each to be of such duration (not to exceed twenty-four (24) months per offering period) as determined by the Committee prior to the commencement date of the offering period. Offering periods may commence at any time as determined by the Committee, including at quarterly or semi-annual intervals over the term of the Plan, and may consist of one or more purchase periods during which payroll deductions are collected from participants and accumulated under the Plan. The Committee will announce the date each offering period will commence and the duration of that offering period and its applicable purchase period(s) in advance of the first day of such offering period. Unless otherwise determined by the Committee, the Plan shall be implemented by one offering during each 12-month period of the Plan, commencing on or about either January 1 or July 1 of any calendar year, and continuing thereafter to a date no later than December 31 of the same calendar year or until terminated in accordance with paragraph 20 hereof.

5.   Participation.

a.	An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deduction on the form provided by the Company and filing it with the Company’s payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given offering.
b.	Payroll deductions for a participant shall commence on the first payroll following the Offering Date and shall end on the Exercise Date of the offering to which such authorization is applicable, unless sooner terminated by the participant as provided in paragraph 11. Payroll deductions must be whole dollar amounts only and may not be less than $10.00 per pay period.

6.   Payroll Deductions.

a.	At the time a participant files his or her subscription agreement, he shall elect to have payroll deductions made on each payday during the offering period which cumulatively do not exceed ten percent (10%) of his or her Compensation during said offering period, and does not exceed 100% of his or her Compensation that remains after subtracting all other amounts that are deducted or withheld from such Compensation per purchase period.
b.	All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

c.	A participant may discontinue his or her participation in the Plan as provided in paragraph 11, or may lower, but not increase, the rate of his or her payroll deductions during the offering period by completing or filing with the Company a new authorization for payroll deduction. The change in rate shall be effective fifteen (15) days following the Company’s receipt of the new authorization.
d.	The amount collected from a participant may be commingled with the general assets of the Company and may be used for general corporate purposes.
e.	Anything herein to the contrary notwithstanding, the Committee may designate an alternative method pursuant to which affected participants may make a payment for shares of Company Stock purchased hereunder, in the event authorized payroll deductions from a participant’s Compensation are not permitted by reason of the provisions of local law applicable to the Company or a Designated Subsidiary, or are not practicable as determined in the sole discretion of the Committee.

7.   Grant of Option.

a.	On the Offering Date of each offering period, each eligible Employee participating in the Plan shall be granted an option to purchase (at the per share option price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions to be accumulated during such offering period (not to exceed an amount equal to ten percent (10%) of his or her Compensation as of the date of the commencement of the applicable offering period) by eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date, subject to the limitations set forth in Section 3(b) and 13 hereof. Fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 7(b) herein.
b.	The option price per share of the shares offered in a given offering period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company on the Offering Date; or (ii) 85% of the fair market value of a share of the Common Stock of the Company on the Exercise Date. The fair market value of the Company’s Common Stock on a given date shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the closing price of the Common Stock for such date, as reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) System or, in the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on such exchange on such date, as reported by such exchange.

8.   Exercise of Option. Unless a participant withdraws from the Plan as provided in paragraph 11, his or her option for the purchase of shares will be exercised automatically on the Exercise Dates of the offering period, and the maximum number of full shares subject to option will be purchased for him or her at the applicable option price with the accumulated payroll deductions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date. During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.   Delivery. As promptly as practicable after the Exercise Date of each offering period, the Company shall arrange a “book entry” (i.e., a computerized or manual entry) record in the name of the Employee representing the whole shares or fraction of whole shares purchased upon exercise of his or her option.

10.   Expenses. All costs of maintaining records and executing transfers will be borne by the Company. Brokerage expenses incurred in connection with the purchase of shares shall be included as part of the costs of the shares to the participating employees.

11.   Withdrawal; Termination of Employment.

a.	A participant may withdraw all but not less than all the payroll deductions credited to his account under the Plan at any time prior to the Exercise Date of the offering period by giving 5 days prior written notice to the

Company. All of the participant’s payroll deductions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period.

b.	Upon termination of the participant’s Continuous Status as an Employee prior to each Exercise Date of the offering period for any reason, including retirement or death, the payroll deductions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under paragraph 15, and his or her option will be automatically terminated.
c.	In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the offering period in which the employee is a participant, he will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her account will be returned to him or her and his or her option terminated.
d.	A participant who withdraws from an offering may not revoke that withdrawal and recommence payroll deductions during the same offering period.
e.	A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

12.   Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13.   Stock.

a.	The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, in the aggregate, shall not exceed 9,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 19. Such share reserve includes the 2,250,000 share increase approved by the Board on June 11, 2019 and subject to the approval of the shareholders at the 2019 Annual Meeting. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof on the Offering Date of an offering period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.
b.	A participant shall have no rights as a shareholder with respect to shares covered by the purchase rights granted to the participant under the Plan until the shares are actually purchased on the participant’s behalf under the Plan. No adjustment shall be made for dividends, distributions or other rights, and the participant shall have no voting rights, until the purchase right has been exercised.
c.	Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14.   Administration. The Plan shall be administered by the Board of the Company or a committee of members of the Board appointed by the Board (the “Committee”). The Board or its committee shall have full authority to administer the Plan, including authority, without limitation, to: (i) interpret and construe any provision of the Plan, (ii) adopt rules and regulations for administering the Plan, including such rules as it may deem necessary to comply with the requirements of Code Section 423, (iii) determine eligibility, (iv) determine the terms and conditions of any purchase right under the Plan, (v) amend an outstanding purchase right, provided that the amended right otherwise conforms to the terms of the Plan, and (vi) adopt rules, procedures, agreements, or appendices as it deems necessary or appropriate to permit the participation in the Plan by eligible Employees who are employed outside the United States. The Committee may, at any time and from time to time, to the extent permitted by law and the Company’s Bylaws, and subject to the applicable rules of any securities exchange or quotation or trading system on which share of Common Stock of the Company are traded, delegate to one or more members of the Committee any or all of its authority under the Plan. Such delegate(s), if any, may have the authority to prepare, execute and distribute documents related to the Plan, to interpret the terms of the Plan, and to take such other actions as the Committee may specify, provided that the actions and interpretations of any such delegate shall be subject to review and approval, disapproval or modification by the Committee. Decisions of the Committee (or its delegate) shall be final, conclusive and binding upon all parties who have an interest in the Plan. Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

a.	Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.
b.	If a Committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the Committee.

15.   Designation of Beneficiary.

a.	A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of the offering period but prior to delivery to him or her of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Exercise Date of the offering period.
b.	Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.   Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 11.

17.   Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.   Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

19.   Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the participant that the option shall be fully exercisable for a period of (30) days from the date of such notice, and the option will terminate upon the expiration of such period.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

20.   Amendment or Termination. The Board of Directors of the Company may at any time terminate or amend the Plan. Except as provided in paragraph 19, no such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant, nor may an amendment be made without prior approval of the shareholders of the Company (obtained in the manner described in paragraph 22) if such amendment would:

a.	Increase the number of shares that may be issued under the Plan;
b.	Permit payroll deductions at a rate in excess of ten percent (10%) of the participant’s Compensation;
c.	Change the designation of the employees (or class of employees) eligible for participation in the Plan; or
d.	If the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at the time of such amendment, materially increase the benefits which may accrue to participants under the Plan.

If any amendment requiring shareholder approval under this paragraph 20 of the Plan is made subsequent to the first registration of any class of equity securities by the Company under Section 12 of the Exchange Act, such shareholder approval shall be solicited as described in paragraph 22 of the Plan.

21.   Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.   Shareholder Approval.

a.	Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the restated Plan is adopted. If such shareholder approval is obtained at a duly held shareholders’ meeting, it must be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company, or if such shareholder approval is obtained by written consent, it must be obtained by the unanimous written consent of all shareholders of the Company; provided, however, that approval at a meeting or by written consent may be obtained by a lesser degree of shareholder approval if the Board determines, in its discretion after consultation with the Company’s legal counsel, that such a lesser degree of shareholder approval will comply with all applicable laws and will not adversely affect the qualification of the Plan under Section 423 of the Code.

b.	If and in the event that the Company registers any class of equity securities pursuant to Section 12 of the Exchange Act, any required approval of the shareholders of the Company obtained after such registration shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

If any required approval by the shareholders of the Plan itself or of any amendment thereto is solicited at any time otherwise than in the manner described in paragraph 21(b) hereof, then the Company shall, at or prior to the first annual meeting of shareholders held subsequent to the later of (1) the first registration of any class of equity securities of the Company under Section 12 of the Exchange Act or (2) the granting of an option hereunder to an officer or director after such registration, furnish in writing to the holders entitled to vote for the Plan substantially the same information which would be required (if proxies to be voted with respect to approval or disapproval of the Plan or amendment were then being solicited) by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished.

23.   Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

  As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24.   Term of Plan. The restated Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company as described in paragraph 22. It shall continue in effect for an indefinite duration unless sooner terminated under paragraph 20.

25.   Governing Law. The provisions of the Plan shall be governed by the laws of the State of Minnesota, without regard to the State’s conflict-of-laws rules.

PATTERSON®
COMPANIES, INC.

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PATTERSON COMPANIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
Monday, September 16, 2019
4:30 p.m. local time

1031 Mendota Heights Road
St. Paul, Minnesota 55120

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Monday, September 16, 2019.

The shares of stock held in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Mark S. Walchirk and Les B. Korsh, or either of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting or at any adjournment or postponement thereof.

Address Changes/Comments:____

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instruction.